PROSPECTUS

                               46,766,537 Shares

                          MOLECULAR DIAGNOSTICS, INC.

                                  COMMON STOCK

     The selling stockholders listed in this prospectus are offering from time to time:

     - 5,493,766 shares of our common stock;

     - 6,104,803 shares of our common stock that are issuable upon the conversion of our Series B convertible preferred stock;

     - 6,962,824 shares of our common stock that are issuable upon the conversion of our Series C convertible preferred stock;

     - 1,895,753 shares of our common stock that are issuable upon the conversion of our Series D convertible preferred stock;

     - 289,286 shares of our common stock that are issuable upon conversion of stock appreciation rights;

     - 8,865,700 shares of our common stock that are issuable upon conversion of convertible promissory notes; and

     - 17,154,405 shares of our common stock that are issuable upon exercise of common stock purchase warrants.

     We will not receive any of the proceeds from the sale of the common stock. We will, however, receive the exercise price of the common stock purchase warrants if and when they are exercised. We issued the common stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock, stock appreciation rights, convertible promissory notes and common stock purchase warrants to the selling stockholders in transactions exempt from registration under the Securities Act.

     The selling stockholders may offer and sell the common stock from time to time in transactions in the over-the-counter market or in negotiated transactions. The selling stockholders directly, or through agents or dealers designated from time to time, may sell the common stock at fixed prices, which may change, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

     Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol MCDG. On October 2, 2002, the last reported sale price of our common stock on the Over-the-Counter Bulletin Board was $0.34 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 7, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Risk Factors................................................    1
Forward-Looking Statements..................................    3
Molecular Diagnostics, Inc..................................    5
Recent Developments.........................................   11
Use of Proceeds.............................................   11
Selling Stockholders........................................   12
Plan of Distribution........................................   27
Description of Capital Stock................................   29
Legal Matters...............................................   43
Experts.....................................................   43
Where You Can Find More Information About Us................   43
Documents Delivered with this Prospectus....................   44
Commission Position on Indemnification for Securities Act
  Liability.................................................   44

     In this prospectus, "we," "us," "our," and "Molecular Diagnostics" refer to Molecular Diagnostics, Inc, its subsidiaries and predecessors.
                             ---------------------

     You should rely only on information contained in or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of two registration statements that we filed with the Securities and Exchange Commission to register 46,766,537 shares of our common stock which the selling stockholders named in this prospectus may sell from time to time. Accordingly you should refer to these registration statements and their exhibits for further information about us and our common stock. Statements contained in this prospectus concerning documents we filed with the SEC are not intended to be comprehensive, and in each instance we refer you to the copy of the actual document filed as an exhibit to the registration statements or otherwise filed with the SEC. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information About Us."

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we are facing. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

THERE IS A LIMITED MARKET FOR PENNY STOCKS SUCH AS OUR COMMON STOCK.

     Our common stock is considered a "penny stock" because, among other things, its price is below $5 per share, it trades on the Over-the-Counter Bulletin Board and we have net tangible assets of less than $2,000,000. As a result, there may be less coverage by security analysts, the trading price may be lower, and it may be more difficult for our stockholders to dispose of, or to obtain accurate quotations as to the market value of, their common stock. Being a penny stock could limit the liquidity of our common stock.

THE HISTORICALLY VOLATILE MARKET PRICE OF OUR COMMON STOCK MAY AFFECT THE VALUE OF OUR STOCKHOLDERS' INVESTMENT AND OUR ABILITY TO RAISE ADDITIONAL CAPITAL.

     The market price of our common stock, like that of many other medical products and biotechnology companies, has in the past been highly volatile. This volatility is likely to continue for the foreseeable future. Factors affecting the volatility of our common stock include:

     - general economic and other external market factors;

     - announcements of mergers, acquisitions, licenses and strategic agreements;

     - announcements of private or public sales of securities;

     - announcements of new products or technology by us or our competitors;

     - ability to finance our operations;

     - fluctuations in operating results; and

     - announcements of the Food and Drug Administration ("FDA") relating to products.

OUR COMMON STOCK IS UNLIKELY TO PRODUCE DIVIDEND INCOME FOR THE FORESEEABLE FUTURE.

     We have never paid a cash dividend on our common stock and we do not anticipate paying cash dividends for the foreseeable future. We intend to reinvest any funds that might otherwise be available for the payment of dividends in the further development of our business.

OUR COMMON STOCK IS SUBJECT TO DILUTION, AND AN INVESTOR'S OWNERSHIP INTEREST AND RELATED VALUE MAY DECLINE.

     We are authorized to issue up to 10,000,000 shares of preferred stock. We have approximately 118,093 shares of Series A convertible preferred stock outstanding which convert into 51,580 shares of our common stock and 1,324,856 shares of Series B convertible preferred stock outstanding which convert into 6,104,803 shares of our common stock. We also have 1,285,499 shares of Series C convertible preferred stock outstanding which convert into 6,962,824 shares of our common stock, 175,000 shares of Series D convertible preferred stock outstanding which convert into 1,895,753 shares of our common stock, and 434,387.52 shares of Series E convertible preferred stock outstanding, which will be convertible into 12,701,670 shares of our common stock on December 1, 2002. Our Certificate of Incorporation gives our Board of Directors authority to issue the remaining undesignated shares of preferred stock with such voting rights, designations, rights, preferences and limitations as they may determine.

     We have outstanding warrants to purchase 17,154,405 shares of our common stock, outstanding options to purchase approximately 3,429,330 shares of our common stock, 450,000 stock appreciation rights which are convertible into 289,286 shares of common stock, and $3,659,439 in principal amount of convertible promissory notes outstanding which are convertible into 8,865,700 shares of common stock.

     Exercise or conversion by the holders of these securities would result in substantial dilution to our shareholders.

WE HAVE A LIMITED OPERATING HISTORY AND THERE ARE DOUBTS AS TO OUR BEING A GOING CONCERN.

     We have a limited operating history. Our revenues, since our inception in March 1998, have been derived nearly entirely from sales by Samba Technologies, SARL, our wholly-owned subsidiary. We have not introduced or sold any of our InPath System products to date.

     We will continue to devote substantial resources to product development. We anticipate that we will continue to incur significant losses unless and until some or all of our products have been successfully introduced, if ever, into the market place.

     We have incurred substantial losses and have limited financial resources. Consequently, our independent accountants have noted that these conditions raise substantial doubt as to our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result from the outcome of this uncertainty. The going concern explanatory paragraph may make additional financing more difficult or costly.

WE MAY NOT BE ABLE TO MEET OUR SHORT-TERM CAPITAL REQUIREMENTS.

     We believe that our existing capital resources are not sufficient to meet the short-term requirements of our company. These short-term requirements include a significant amount of liabilities and promissory notes that are in arrears. In addition, we have unpaid tax liabilities. Therefore, we need to raise additional capital to meet these obligations and support our operations. We do not have any current commitments for additional funds, and our management cannot be certain that we will be able to raise such funds.

     It is unlikely that we will be able to meet our short-term funding requirements through the issuance of notes or other debt instruments. We anticipate that these short-term funding needs including the payment on defaulted promissory notes will require the sale or issuance of additional shares of common stock or instruments convertible into common stock. Such sales, or issuances, if any, may have a dilutive effect on the value of our common stock. We cannot be certain what level of dilution, if any, may occur or if we will be able to complete any such sales of common stock in the future.

     Our operating business plan for 2002 anticipated that we would need to raise new equity during the early part of the year, which we did in a bridge financing completed in June 2002.

     The failure to raise sufficient additional funds would adversely affect our ability to meet our short-term capital requirements, continue our clinical tests, meet our product timelines and/or to continue as a going concern. We have retained Fortis Advisors, LLC as our financial advisors to seek other sources of new debt or equity financing, including strategic alliances, which may involve equity investments.

WE MAY NOT BE ABLE TO MEET OUR LONG-TERM CAPITAL REQUIREMENTS.

     We do not know if we will be able to sustain our long term operations through future revenues. Whether we will need to raise additional funds to support our long-term operations is influenced by many factors, including the costs, timing and success of efforts to develop products and market acceptance of our products.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION AND MAY NOT RECEIVE NECESSARY GOVERNMENT APPROVALS.

     The sale and use of our products in the United States is regulated by the FDA. We must meet significant FDA requirements before we receive clearance to market our products. Included in these FDA requirements is the conduct of lengthy and expensive clinical trials to prove the safety and efficacy of the products. Until we complete such clinical trials our products may be used only for research purposes or to provide supplemental diagnostic information in the United States. We have received FDA approval for one of our products, the e(2) Collector. We have started clinical trials for one other product and expect to begin additional trials in 2003. We cannot be certain that our product development plans will allow these additional trials to commence or be completed according to plan or that the results of these trials, or any future trials, when submitted to the FDA along with other information, will result in FDA clearance to market our products in the United States.

     Sales of medical devices and diagnostic tests outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain regulatory clearance in a foreign country may be longer or shorter than that required for FDA marketing clearance. Export sales of certain devices that have not received FDA marketing clearance may be subject to regulations and permits, which may restrict our ability to export the products to foreign markets. If we are unable to obtain FDA clearance for our products, we may need to seek foreign manufacturing agreements to be able to produce and deliver our products to foreign markets. We cannot be certain that we will be able to secure such foreign manufacturing agreements.

WE MAY NOT BE ABLE TO COMPETE WITH COMPANIES THAT ARE LARGER AND HAVE MORE RESOURCES.

     We compete in the medical device and diagnostics marketplace with companies that are much larger and have greater financial resources than we do. We cannot be certain that our products will be able to be successfully marketed in this competitive environment.

WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS.

     We do not intend to maintain a direct sales force to market our products. Therefore, in order to successfully market our products, we must be able to negotiate profitable sales and marketing agreements with organizations that have direct sales forces calling on domestic and foreign markets that may use the products. If we are not able to successfully negotiate such agreements, we may be forced to market our products through our own sales force. We cannot be certain that we will be successful in developing and training such a sales force, should one be required, or that we will have the financial resources to carry out such development and training.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

     We hold a variety of patents and trademarks and have applied for a significant number of additional patents and trademarks with the United States Patent and Trademark Office and several foreign patent authorities. We intend to file additional patent and trademark applications as dictated by our research and development projects and business interests. We cannot be certain that any of the currently pending patent or trademark applications, or any of those which may be filed in the future, will be granted.

     We protect much of our core technology as trade secrets because our management believes that patent protection would not be possible or would be less effective than maintaining secrecy. We cannot be certain that we will be able to maintain secrecy or that a third party will not be able to develop technology independently.

     The cost of litigation to uphold the validity of a patent or patent application, prevent infringement or protect trade secrets could be substantial, even if we are successful. Furthermore, we cannot be certain that others will not develop similar technology independently or design around the patent aspects of our products.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, which are, in turn, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements.

     Forward-looking statements involve risks, uncertainties and assumptions. Our future results and stockholder values may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements.

     For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 1. In addition to the Risk Factors and other important factors discussed elsewhere in this prospectus, and in our Annual Report on Form 10-K, as amended, which accompanies this document, you should understand that other risks and uncertainties and our public announcements and SEC filings could affect our future results and could cause results to differ materially from those suggested by the forward-looking statements.

     Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                          MOLECULAR DIAGNOSTICS, INC.

GENERAL

     We were incorporated in Delaware in December 1998 as the successor to Bell National Corporation ("Bell National"), which was incorporated in California in 1958. In December 1998, Bell National, which was then a shell corporation without any business activity, acquired InPath, LLC, ("InPath") a development stage company engaged in the design and development of products used in screening for cervical and other types of cancer. For accounting purposes, the acquisition was treated as if InPath had acquired Bell National. However, Bell National continued as the legal entity and the registrant for SEC filing purposes. Bell National merged into Ampersand Medical Corporation, its wholly-owned subsidiary, in May 1999 in order to change the state of incorporation of the company to Delaware. In January 1999, we purchased all of the assets of Samba Technologies, SARL, ("Samba") based in France, from Unilog Regions, S.A. In September 2001, we acquired AccuMed International, Inc., ("AccuMed") by means of a merger of AccuMed into our wholly-owned subsidiary. Shortly after the AccuMed merger, Ampersand Medical Corporation changed its corporate name to Molecular Diagnostics, Inc. The name change was effected by the merger of our wholly-owned subsidiary, Molecular Diagnostics, Inc., with and into Ampersand Medical Corporation. In October 2001, we became a minority shareholder in Cell Solutions, LLC, a Virginia limited liability company.

     We are focused on the design, development and marketing of the InPath System. The component products of the InPath System are intended to detect, at the earliest possible stage, cancer and cancer-related diseases and may be used in a laboratory, clinic, or doctor's office. We also design and manufacture the AcCell computer aided-automated microscopy instrument and the AcCell Savant, an instrument that includes an AcCell and software, which collects quantitative cellular information used in support of a diagnostic process. These instruments are sold to laboratories and medical diagnostic companies for use in the customers' proprietary applications. The instruments, in certain instances, are also placed in customer facilities on a fee-for-use basis. Samba designs, develops and markets web-enabled software based systems for image analysis, image capture, and image transmission and management for clinical and industrial applications. Samba is also developing the software used in the InPath System. Nearly all of our reported revenue to date has been from the sale of Samba products and services.

     The science of medical diagnostics has advanced significantly during the past decade. Much of this advance has come as a result of new knowledge of the human genome and related proteins, which form the foundation of cell biology and the human body. Our goal is to utilize this research as a base to develop screening and diagnostic testing products for cancer and cancer-related diseases. We believe that the success of these products will improve patient care through more accurate test performance, wider availability and more cost-effective service delivery. We are developing an initial series of products to address these criteria including sample collection devices, chemical and biological tests, and analytic instruments and related software.

     Our strategy is to develop products through internal development processes, strategic partnerships, licenses and acquisitions of companies. This strategy has required and will continue to require additional capital. As a result, we will incur substantial operating losses until we are able to successfully market some, or all, of our products.

  PRODUCTS

  The InPath System

     We are currently developing and testing a family of products for use in cancer screening and diagnosis. We call this family of products the InPath System. The core of the InPath System is a combination of protein antibodies -- the Cocktail-CVX -- that allows the InPath System to detect and highlight abnormal cervical cells in a rapid and objective fashion. We intend to use different antibody combinations to detect and diagnose different types of cancer and other cancer-related diseases.

     The initial application of the InPath System is designed to enhance the current cervical cancer screening process performed in laboratories, commonly referred to as the PAP test. Our ultimate goal is to perform this screening test in a matter of minutes at the point of service, whether in a laboratory, doctor's office, clinic or mobile medical vehicle. The InPath System includes the following components:

     - A unique sample collection device consisting of a small disposable balloon, shaped to fit the cervix. The device is intended to replace the spatula and brush currently used to collect patient cytology samples.

     - A biochemical assay, fully-automated, is applied to a sample to identify abnormal cells.

     - In the laboratory version of the InPath System slide based test, this biochemical assay is applied to sample cells released from a collection device and deposited on a glass slide.

     - In the point of service version of the InPath System, this biochemical assay is applied directly to the cellular sample and analyzed either in solution or while still on the collection device.

     - An instrument which performs an automated analysis of a sample by means of an optical scan that detects the presence of multiple wavelengths of fluorescent light. This light is produced by fluorescent reporter tags, which are attached to certain components used in the biochemical assay.

     - In the laboratory version of the InPath System, the AcCell computer aided automated microscopy instrument uses a camera to read the various wavelengths of light from the collector.

     - In the point of service version of the InPath System, the proprietary instrument uses custom designed optical devices and lasers to capture the various wavelengths of light.

     - Custom designed software that controls the automated instruments and processes the analysis of the captured light detected.

  IN-CELL HPV TEST

     In June 2000, we obtained a world-wide exclusive license from Invirion and Bruce Patterson, M.D., its principal, for a proprietary medical technology to detect the presence of E6 and E7 genes of the human papillomavirus ("HPV"), a sexually transmitted disease. These viral oncogenes signify that the virus has assimilated into the patient's cellular DNA, and presence of E6/E7 genes is much more closely associated with a woman's risk of developing cervical cancer than currently marketed HPV tests. We intend to use this technology as part of the InPath System to allow physicians to manage patient care. The combination of the two tests will give the healthcare provider a better picture of the level of any disease present and whether a patient may be at an increased risk to develop certain diseases in the future. Based on these results, the health care provider may prescribe a more thorough course of treatment. We began to offer this product for sale as an Analyte Specific Reagent ("ASR") for use by laboratories qualified to perform high complexity tests in "home-brew" applications at the end of 2001, received initial orders in the first quarter of 2002, and made initial shipments during second quarter of 2002.

  SAMBA SOFTWARE PRODUCTS AND SERVICES

     Samba designs, develops and markets web-enabled software based systems for image analysis, image capture, and image transmission and management in clinical and industrial applications. Samba also designs the imaging and analysis software used in the laboratory version of the InPath System. Samba is currently working on control and analysis software for other instruments in the InPath System. Nearly all of our reported revenue to date is derived from the sale of Samba's products and services to other researchers, other instrument manufacturers, and pharmaceutical companies.

     Samba software suites, a group of programs that may be used alone or in combination for a particular application, allow the user to capture and share digital images and related data. Examples of applications are radiology, pathology, and real-time coordination between a pathologist and a physician during surgical procedures. Samba software can create a single data folder, where patient information, physician case notes and diagnostic images from various sources are maintained or annotated. The software can be employed in local or wide area networks, or through an Internet browser using security-encrypted files. All of Samba's software, developed using Visual Basic, C/C++ and Java, can be used on a wide variety of image capture instruments or devices and can employ static, historical, or dynamic (live) images. Samba also provides software customization, installation, interface, network, and Internet consulting services to the users of its products.

  AUTOMATED MICROSCOPY INSTRUMENTS

  AcCell

     In November 2001, Ventana Medical Systems, Inc. ("Ventana") agreed to purchase and distribute, on a non-exclusive basis, AcCell with their image analysis software, a computer aided automated microscopy instrument, designed to help medical specialists examine and diagnose specimens of human cells. AcCell may be delivered with a variety of features including:

     - Robotic slide-feeding systems to load and unload slides from the microscope;

     - Bar code readers to ensure proper identification of samples being analyzed;

     - Electro-mechanical scanning stages to facilitate accurate slide screening;

     - Automated cellular focusing on slides; and

     - Data management software to facilitate primary or secondary review of samples and report results into record-keeping systems.

     The current AcCell instrument is a key tool of our research process, clinical trials, and the InPath System laboratory based test. During the fourth quarter of 2001, we initiated development of the next generation of the AcCell instrument, AcCell 2500, utilizing strategic design and manufacturing partners. During that same quarter, we also signed contracts with customers to deliver both the current version and the AcCell 2500 version of the instrument. Delivery of AcCell 2500 prototype units commenced in the second quarter of 2002. Delivery of production units is presently scheduled to begin in the first quarter of 2003. We are continuing to sell and market the instrument to other potential customers, OEM laboratories and into the diagnostics marketplace.

  AcCell Savant

     The AcCell Savant includes an AcCell base instrument as well as an electronic imaging system and image analysis software. This instrument is designed for use as a quantitative microscopy platform. We currently have instruments in use in a customer's laboratory or clinical facility for research purposes under a fee-per-use contract, which we extended through 2003. As a part of the contract extension, we agreed to provide additional instruments to handle the customer's laboratory or clinical facility for research purposes and increased test volumes. The customer has also agreed to be a beta test site for a new and updated version of the proprietary image analysis software used in the application. Variations of this platform may also be used with image analysis software developed by Samba.

  MARKETS

     According to several industry reports, there are approximately 60,000,000 PAP tests performed annually in the United States. The U.S. market for cervical screening today amounts to approximately $1,000,000,000, based on current average costs to perform the existing test. Our initial strategy is to market the laboratory version of the InPath System to major laboratory organizations in the United States. Once the InPath System has been successfully established in the laboratory market, our strategy is to form alliances with these laboratories and other medical products distribution companies and utilize their sales forces to broaden sales of the InPath System to hospitals, clinics, managed care organizations and office-based physician groups.

     The cost of the PAP test outside of the United States, where approximately 100,000,000 tests are performed annually, varies widely from country to country. Outside the United States, most healthcare services are provided by governmental organizations. Healthcare in many of these countries is managed by governmental agencies, often at the local level, making the precise number of tests performed difficult to validate. In developing countries where healthcare, especially cancer screening, may be minimal, non-profit organizations often supplement government health programs. We estimate the total of the non-U.S. market today at between $500,000,000 and $600,000,000.

     We intend to distribute the InPath System into both markets pursuant to our statutory regulatory approvals. We also anticipate that because our products are more cost-effective and designed to increase access to cervical screening, the potential combined market could be expanded to a level in excess of $3,000,000,000.

     The AcCell is a key proprietary component of the laboratory version of the InPath System. In addition, we are marketing the AcCell instrument platform, including the version nearing its market introduction, to medical diagnostic companies as a means to automate specific diagnostic testing processes. We will attempt to expand our existing customer base and to supply the AcCell platform to additional customers who are interested in automating their proprietary diagnostic testing processes. We market the AcCell as the most versatile and cost-effective automated microscopy platform currently available. We are expanding our existing customer base for the AcCell Savant and will continue to market this product to customers interested in image analysis and quantitative microscopy.

     Samba currently sells its products and services through direct sales and representatives in Europe and through a distribution arrangement in Central and South America. Prior to 1999, Samba had a distribution arrangement in North America. Since our acquisition of Samba, we have marketed Samba products in the United States. Samba is adding to its distribution agreements to cover specific countries or market segments in Europe, Asia, the Middle East and North Africa. During 2000, we added a full time marketing person to introduce the Samba products to a broad range of potential customers and distribution partners in the United States. This potential market includes large laboratories, integrated healthcare delivery networks, web-based medical information providers, and laboratory and hospital information system vendors. We have licensed Samba software to a large medical diagnostics company in the United States and have several pilot-study installations currently in place or planned for 2002 and 2003 in the United States.

  GOVERNMENT REGULATION, CLINICAL STUDIES AND REGULATORY STRATEGY

     The development, manufacture, sale, and distribution of some of our products is regulated by the FDA and comparable authorities in certain states and foreign countries. In the United States, the Food, Drug and Cosmetic Act (the "FD&C Act") and related regulations apply to some of our products. These products cannot be shipped in interstate commerce without prior authorization from the FDA.

     Medical devices may be authorized by the FDA for marketing in the United States either pursuant to a pre-market notification under Section 510(k) of the FD&C Act, commonly referred to as a 510(k) notification, or a pre-market approval application (a "PMA"). The process of obtaining FDA marketing clearance and approval from other applicable regulatory authorities is costly and there can be no guarantee that the process will be successful. The 510(k) notifications and PMA applications typically require preliminary internal studies, field studies, and/or clinical trials, in addition to submission of other design documentation. We manage the regulatory process through the use of consultants, Clinical Research Organizations, ("CROs") and members of our Medical Advisory Board.

     A 510(k) notification, among other things, requires an applicant to show that its products are "substantially equivalent" in terms of safety and effectiveness to an existing FDA-cleared predicate product. An applicant may only market a product submitted through a 510(k) notification after the FDA has issued a written notification determining the product has been found to be substantially equivalent.

     To obtain PMA approval for a device, an applicant must demonstrate, independent of other similar devices, that the device in question is safe and effective for its intended uses. A PMA must be supported by extensive data, including pre-clinical and clinical trial data, as well as extensive literature and design documentation to prove the safety and effectiveness of the device. The PMA process is substantially longer than a 510(k) notification process. During the review period, the FDA may conduct extensive reviews of our clinical trial center documentation and our manufacturing facilities and processes or those of our strategic partners. In addition, the FDA may request additional information and clarifications and convene a physician advisory panel to assist in its determination.

     The FD&C Act generally bars advertising, promoting, or other marketing of medical devices that the FDA has not approved or cleared. Moreover, FDA enforcement policy strictly prohibits the promotion of known or approved medical devices for non-approved or "off-label" uses. In addition, the FDA may withdraw product clearances or approvals for failure to comply with regulatory standards.

     Our current and prospective foreign operations are also subject to government regulation, which varies from country to country. Many countries, directly or indirectly through reimbursement limitations, control the price of most healthcare products. Developing countries put restrictions on the importation of finished products, which may delay such importation. European Directives establish the requirements for medical devices in the European Union. The specific directives are the Medical Device Directive (MDD 93/42/EEC) and the In-Vitro Diagnostics Device Directive (IVDD/98/79/EEC). The International Organization for Standardization ("ISO") establishes standards for compliance with these directives, particularly for quality system requirements.

     The FDA has adopted regulations governing the design and manufacture of medical devices that are, for the most part, harmonized with the ISO's quality system standards for medical devices. The FDA's adoption of the ISO's approach to regulation and other changes to the manner in which the FDA regulates medical devices will increase the cost of compliance with those regulations.

     We will be subject to certain registration, record-keeping and medical device reporting requirements of the FDA. Our manufacturing facilities, or those of our strategic partners, will be obligated to follow the FDA's Quality System Regulation and be subject to periodic FDA inspections. Any failure to comply with the FDA's Quality System Regulation or any other FDA or other government regulations would have a material adverse effect on our future operations.

     The InPath System will need to be cleared for marketing by the FDA, as described above, prior to its sale and use in the U.S. clinical market. We cannot be sure whether or when the FDA will clear the InPath System. Internationally, the InPath System may be subject to various government regulations, which may delay the introduction of new products and services and adversely affect our business.

     The InPath System may be subject to regulation in the United States under the Clinical Laboratory Improvement Act ("CLIA"). CLIA establishes quality standards for laboratories conducting testing to ensure the accuracy, reliability and timeliness of patient test results, regardless of where the test is performed. The requirements for laboratories vary based on the complexity of the tests performed. Thus, the more complicated the test, the more stringent the requirement. Tests are categorized as high complexity, moderate complexity (including the category of provider performed microscopy) and waived tests. CLIA specifies quality standards for laboratory proficiency testing, patient test management, quality control, personnel qualifications and quality assurance, as applicable.

     The FDA is responsible for categorization of commercially marketed laboratory tests. The Centers for Disease Control ("CDC") is responsible for categorization of laboratory procedures such as provider-performed microscopy. For commercially-marketed tests, the FDA now determines the appropriate complexity category as it reviews pre-market submissions for clinical laboratory devices. Manufacturers are asked to include an extra copy of the package insert identified as "FOR CLIA CLASSIFICATION" in the submission for product commercialization (i.e., 510(k) or PMA). Manufacturers are notified of the assigned complexity through routine FDA correspondence (that is, as an enclosure with a clearance or approval letter or as a separate letter in response to other submissions). Categorization is effective as of the date of the written notification to the manufacturer.

     We are developing the InPath System to be user-friendly, require minimal operator training, and have safety and operating checks built into the functionality of the instruments. We believe that our efforts will result in the FDA and/or the CDC assigning the lowest possible classification of the InPath System. If, however, these products are classified into a higher category, it may have a significant impact on our ability to market the product in the United States.

     We continue to conduct clinical studies and trials on our InPath System during its development. These studies and trials vary in terms of number of patient samples, individual product components, specific processes and conditions, purpose, and other factors which may affect the results.

     We are using the data from our completed and ongoing clinical trials and studies to offer our InPath System for sale as an ASR in countries such as the United States, Mexico, Peru, Chile, India, China and other developing nations. We are not permitted to market non-ASR products in certain countries, including the United States, with clinical or diagnostic claims until we have received clearance from the appropriate regulatory agency. ASR tests make no medical claims but may be used by laboratories, who are qualified to perform high complexity tests, and physicians as components of "home-brew" procedures. We received our first U.S. ASR orders in early 2002.

     We are pursuing regulatory approval of the InPath System products through a series of submissions and in some cases, using data from a single clinical study. This tiered approach is designed to accelerate revenue opportunities for the InPath System in the short term and to drive adoption of our innovative products over the long term, while minimizing the expense and time involved in undertaking the appropriate study.

     The first stage of the overall strategy involved the submission of our e(2) Collector for approval as a substantially equivalent device to the brush and spatula method of gathering samples used in the current PAP tests. We filed the 510(k) notification in late September 2001 and received FDA approval in the second quarter of 2002.

     The second stage of our overall strategy involves a continuing study of the InPath System and Cocktail-CVX. This submission will cover the InPath System as a means to eliminate true negative samples from further testing. We presently anticipate completion of this portion of the study and submission of the data to the FDA during the fourth quarter of 2002. We will also submit the data to foreign regulatory authorities that have jurisdiction over these products. Subsequently, we will be collecting and submitting data for the InPath System point of service test.

     We anticipate that we will begin launching our clinical trials of the InPath In-Cell HPV test during the first quarter of 2003 and expect completion of the trial and submission of the data to the FDA during the second quarter of 2003, depending on our ability to raise necessary capital.

     If the submissions for the various InPath System products are cleared by the FDA for sale in the U.S. market or approved for sale by foreign regulatory agencies, we intend to sell the cleared products in the respective clinical markets.

             INPATH SYSTEM PROJECTED PRODUCT INTRODUCTION TIMELINES

PRODUCT                       PROCESS                            TIMELINE
-------                       -------                            --------
e2 Collector      Clinical trials                    Completed
                  Regulatory submission & review     Filed September 28, 2001
                  Regulatory clearance               Approved May 31, 2002
                  US sales                           3rd Quarter 2002
                  International sales                1st Quarter 2003
Cocktail-CVX      Clinical trials                    Current through 4th Quarter 2002
                  Regulatory submission & review     4th Quarter 2002
                  Regulatory clearance projected     4th Quarter 2003
                  US sales (ASR)                     1st Quarter 2003
                  US sales                           1st Quarter 2004
                  International sales (CE Mark)      1st Quarter 2003
In-Cell HPV test  Regulatory submission & review     2nd Quarter 2003
                  Regulatory clearance anticipated   2nd Quarter 2004
                  US sales (ASR)                     2nd Quarter 2003
                  International sales (CE Mark)      2nd Quarter 2003
                  International sales                4th Quarter 2001

     We currently distribute AcCell, AcCell Savant and Samba software products into commercial markets that do not require regulatory clearance. In order to distribute these products for use in certain clinical applications, however, we will be required to conduct clinical trials and to make submissions to applicable regulatory agencies for clearance. We do not have any current plans to make any submissions to the FDA or other foreign regulatory agencies covering these products. In the future, some of our customers may include these products in submissions to the FDA or other foreign regulatory agencies covering their use in a customer's proprietary diagnostic or clinical process.

                              RECENT DEVELOPMENTS

     In June 2002, we completed a bridge financing in which we issued 105 units, each consisting of a $25,000 convertible promissory note at 7% due July 30, 2002 and a common stock purchase warrant entitling the holder to the right to purchase 25,000 shares of our common stock for $0.65 per share. Each unit sold for $25,000 and we received $2,625,000. In August 2002, the bridge notes were amended to extend the maturity date to December 31, 2002 and to eliminate the $0.50 per share floor conversion price. The bridge warrants were also amended to reduce the exercise price to $0.25 per share. Bathgate McColley Capital Group, LLC served as our placement agent.

     In July 2002, we entered into a contract for investment banking services with Fortis Advisors, LLC. We issued 60,182 shares of common stock to Fortis Advisors as an inducement to reach this agreement.

     On August 30, 2002, we issued a promissory note to Round Valley Capital, LLC in exchange for $650,000 cash. The note bears interest at the annual rate of 36%, and is due on June 1, 2003. The promissory note is senior to all other borrowings and trade payables. The transaction included fees of $131,118 that were netted out of the note proceeds. Additionally, as an inducement to enter into the agreement, we issued to Round Valley Capital 711,364 shares of common stock and a warrant to purchase 681,818 shares of common stock for $0.20 per share. The warrant was exercisable when the loan was funded, and expires September 2003. In lieu of additional cash fees requested by Round Valley Capital, the exercise price of the warrant is discounted from the current market price of our stock. We also issued 5,750,000 shares of common stock to Round Valley Capital to be held as collateral for the transaction.

     We have had discussions with a number of companies regarding various types of strategic alliances and business combinations. Several of these companies have expressed an interest in a merger or the licensing or acquisition of certain product lines. Although some of these discussions have been more extensive than others, none of them has resulted in any definitive proposal or letter of intent. Any merger would require the completion of due diligence, agreement on financial terms, negotiation of a definitive purchase agreement, approval by our board of directors and, where necessary, our stockholders and satisfaction of applicable regulatory requirements. There can be no assurance that any transaction will occur. In light of these developments, we have retained Leerink Swan & Company to represent us in connection with any possible transaction.

                                USE OF PROCEEDS

     All of the shares of common stock offered pursuant to this prospectus are being offered by the stockholders listed under Selling Stockholders. We will not receive any of the proceeds from the sales of the shares of common stock. We will receive the exercise price of the common stock purchase warrants if and when they are exercised, up to an aggregate of approximately $17,777,268 if all common stock purchase warrants are exercised. We intend to use any proceeds from the exercise of the common stock purchase warrants for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth with respect to the selling stockholders (i) the number and percentage of shares of common stock beneficially owned as of August 31, 2002, (ii) the maximum number of shares of common stock which may be sold pursuant to this prospectus and (iii) the number and percentage of shares of common stock which will be beneficially owned after sales pursuant to this prospectus, assuming the sale of all shares of common stock set forth in (ii) above:

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Peter P. Gombrich, Chairman of the Board, Chief
  Executive Officer, and director(1)..............        870,666         3.4%        674,000       196,666            *
  414 N. Orleans #510
  Chicago, IL 60610
John Abeles, M.D., director(3)....................        388,199         1.5%              0       219,000            *
  414 N. Orleans #510
  Chicago, IL 60610
Alexander M. Milley, director(2)..................      3,916,167        13.3%              0       219,000            *
  414 N. Orleans #510
  Chicago, IL 60610
Cadmus Corporation(4).............................        822,167         3.1%        539,286       282,881          1.1%
  3600 Rio Vista Avenue
  Orlando, FL 32805
Azumith Corporation(60)...........................      2,875,000        10.1%      2,875,000             0            *
  3600 Rio Vista Avenue
  Orlando, FL 32805
Denis O'Donnell, director(7)......................      1,003,901         3.8%        784,901       219,000            *
  c/o Molecular Diagnostics
  414 North Orleans, Suite 510
  Chicago, IL 60610
Robert C. Shaw, director(6).......................        719,417         2.8%        500,417       219,000            *
  414 N. Orleans #510
  Chicago, IL 60610
William J. Ritger(8)..............................      4,274,063        16.4%        270,823     4,003,240         15.4%
  623 Ocean Avenue
  Sea Girt, NJ 08750
Leonard R. Prange(5)..............................      1,091,017         4.2%        108,329       982,688          3.8%
  641 W. Willow #142
  Chicago, IL 60614
Eric Gombrich(9)..................................        448,406         1.7%         25,000       423,406          1.6%
  c/o 414 N. Orleans, #510
  Chicago, IL 60610
Robert M. Adrian(11)..............................         75,758           *          75,758             0            *
  6211 Highland Drive
  Chevy Chase, MD 20815
Airlie Group LP(10)...............................        453,176         1.8%        453,176             0            *
  201 Main Street, #3300
  Fort Worth, TX 76102
Ameripath, Inc.(64)...............................        112,481           *         112,481             0            *
  8100 Chancellor Dr, Suite 200
  Orlando, FL 32809-7645
Bathgate McColley Capital Group, LLC(13)..........        825,250         3.1%        825,250             0            *
  5350 South Roslyn St., #380
  Englewood, CO 80111
Margaret M. Bathgate(65)..........................            822           *             822             0            *
  6376 E. Tufts Ave.
  Englewood, CO 80111
Bentell AS(12)....................................         50,000           *          50,000             0            *
  Askervelen 61
  N-1373 Asker
  NORWAY

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Frank Blatz(12)...................................         25,000           *          25,000             0            *
  970 Nepawin Lane
  Scotch Plains, NJ 07076
Kevin G. Boyle(47)................................          7,781           *           7,781             0            *
  127 Hawksbill Way
  Jupiter, FL 33458
Kevin G. Boyle Securities, Inc.(27)...............         50,000           *          50,000             0            *
  365 Stewart Ave., Apt B10
  Garden City, NY 11530
Brady Retirement Fund, L.P.(48)...................        228,939           *         228,939             0            *
  44 Montgomery St., #2110
  San Francisco, CA 94104
John H. Burlingame(12)............................         15,000           *          15,000             0            *
  P.O. Box 948
  South Orleans, MA 02662
Christopher Patrick Casaburo(53)..................        106,699           *         106,699             0            *
  405 Mayfair Lane
  Louisville, KY 40207
David Cathcart(12)................................         15,000           *          15,000             0            *
  207 Fox Horn Lane
  Charlottesville, VA 22902
Cat Invest I, AS(15)..............................        238,239           *         238,239             0            *
  v/Adv. Oystein Eskeland
  Postboks 1484 Vika
  0116 Oslo
  NORWAY
Cell Solutions, L.L.C.(41)........................        172,120           *         172,120             0            *
  95 Big Tree Street
  Livonia, NY 14487
Michael Chiero(31)................................         10,000           *          10,000             0            *
  715 Walnut Dr.
  Darien, IL 60561
Commonwealth Associates(16).......................      1,023,302         3.8%      1,023,302             0            *
  830 Third Ave., 4th Floor
  New York, NY 10022
Neil Costa(14)....................................         89,371           *          89,371             0            *
  714 Broadway
  New York, NY 10003
J Thomas Cox(43)..................................         50,000           *          50,000             0            *
  1063 Sandpiper Lane
  Santa Barbara, CA 93110
Thomas F. Curnin(12)..............................         35,000           *          35,000             0            *
  40 Ocean Avenue
  Larchmont, NY 10538
Bruce H. Davis, M.D.(53)..........................        106,699           *         106,699             0            *
  Box 6357
  Scarborough, ME 04070-6357
Bruce De Schryver(12).............................         20,000           *          20,000             0            *
  10 Woodbury Way
  Fairport, NY 14450
Richard D. Doermer(17)............................         15,000           *          15,000             0            *
  415 N. LaSalle, #500
  Chicago, IL 60610
Richard Domanik(69)...............................         51,483           *          51,483             0            *
  30908 Leslie Court
  Libertyville, IL 60048
Fred and Susan Duboc(65)..........................         53,630           *          53,630             0            *
  5500 South Pemberton
  Littleton, CO 80121
Susan M. Duncan(53)...............................        106,699           *         106,699             0            *
  2651 S. Wadsworth Circle
  Lakewood, CO 80227

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Susan M. Duncan Irrev Gift Trust(53)..............        106,699           *         106,699             0            *
  2651 S. Wadsworth Circle
  Lakewood, CO 80227
James E. Duncan(53)...............................        106,699           *         106,699             0            *
  2651 S. Wadsworth Circle
  Lakewood, CO 80227
Gary C. Evans(18).................................        404,541         1.6%        404,541             0            *
  13215 Glad Acres
  Farmers Branch, TX 75234
David A. Fishman(43)..............................         50,000           *          50,000             0            *
  333 Superior Street, #420
  Chicago, IL 60611
Bruce J. Fogel(15)................................        115,370           *         115,370             0            *
  359 Eagle Drive
  Jupiter, FL 33477
Fortis Advisors, LLC(70)..........................         60,182           *          60,182             0            *
  6909 E. Main Street
  Suite 101
  Scottsdale, AZ 85251
Four Corners Investment, Corp.(49)................        623,766         2.4%        623,766             0            *
  c/o Mr. Laurence Gibson, President
  330 S. Decatur Blvd., Suite 1000
  Las Vegas, NV 89107
FISERV C/FBO Greg Fulton SDIRA(53)................        106,699           *         106,699             0            *
  c/o Mr. Greg Fulton
  5520 S. Newport St.
  Greenwood Village, CO 80111
Charles B. Ganz(27)...............................         50,000           *          50,000             0            *
  c/o Mellon Private Asset Management
  1801 N. Military Trail
  Boca Raton, FL 33431
Geary Partners, L.P.(24)..........................      1,151,961         4.3%      1,151,961             0            *
  c/o Mr. William J. Brady
  44 Montgomery St., Suite 2110
  San Francisco, CA 94104
Drew S. Giles & Laurette K. Giles(27).............          7,500           *           7,500             0            *
  S. Pine Hill Trail West
  Tequerta, FL 33469
George Gorodeski(66 ).............................         15,000           *          15,000             0            *
  25154 Bridgeton
  Beachwood, OH 44122
George I. Gorodeski & Shafrira S. Gorodeski(19)...         76,000           *          76,000             0            *
  25154 Bridgeton
  Beachwood, OH 44122
Robert Habig(43)..................................         25,000           *          25,000             0            *
  c/o 414 N. Orleans #510
  Chicago, IL 60610
John P. Harkrader(12).............................         15,000           *          15,000             0            *
  P.O. Box 465
  Farmingdale, NJ 07727
Ben W. Hasten and Susan L. Hasten, JTWROS(53).....        106,699           *         106,699             0            *
  366 Elm Street
  Denver, CO 80220
Arthur F. Hebard(12)..............................         30,000           *          30,000             0            *
  6408 N W 45th Place
  Gainesville, FL 32653
Hess Investments(12)..............................         33,333           *          33,333             0            *
  4311 Down Point Ln
  Windermere, FL 34786

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Holleb and Coff(21)...............................        250,000           *         250,000             0            *
  55 East Monroe
  Suite 4100
  Chicago, IL 60603
Richard T. Huebner(65)............................            411           *             411             0            *
  Bathgate Capital Partners, LLC
  5350 S Roslyn St., Suite 400
  Greenwood Village, CO 80111
Fred R. Huettig(12)...............................         20,000           *          20,000             0            *
  28 Corey Lane
  Mendham, NJ 07945
Shirley Hughes(59)................................         11,499           *          10,000         1,499            *
  506 2nd Street
  Griswold, IA 51535
John P. Ike(12)...................................         35,000           *          35,000             0            *
  Box 31
  Pottersville, NJ 07979
John C. Iverson(50)...............................        657,799         2.5%        640,196             0            *
  476 Mariner Dr.
  Jupiter, FL 33477
John C. Iverson Family Limited Partnership(68)....         17,603           *          17,603             0            *
  476 Mariner Dr.
  Jupiter, FL 33477
Susan Keesee(43)..................................         25,000           *          25,000             0            *
  c/o 414 N. Orleans #510
  Chicago, IL 60610
David Kenkel & Stefanie Kenkel(14)................         54,164           *          54,164             0            *
  JTTEN
  1845 4 Wheel Drive
  Whitefish, MT 59937
Brian S Kinsman(58)...............................         29,641           *          29,641             0            *
  4987 Bradshaw Ct
  San Diego, CA 92130
Theodore L. Koenig(31)............................         30,000           *          30,000             0            *
  One Northbrook Place
  5 Revere Drive, Suite 206
  Northbrook, IL 60062
Thad T. Konopnicki & Audrey E. Vaughn(11).........         45,000           *          45,000             0            *
  3512 N. Dinwiddle
  Arlington, VA 22207
Jonathan B. Kruljac & Teri E. Kruljac
  JTWROS(23)......................................        806,202         3.0%        476,202             0            *
  8873 E. Bayou Gulch Rd.
  Parker, CO 80134
John A. Lamb -- IRA Rollover(25)..................         45,461           *          45,461             0            *
  CIBC World Markets Corp., Cust
  206 Shady Hills Court
  Simi Valley, CA 93065
William A. Lamb -- IRA(26)........................         90,922           *          90,922             0            *
  7010 North 13th Place
  Phoenix, AZ 85020
Lucas Capital Management(12)......................         20,000           *          20,000             0            *
  328 Newman Springs Rd
  Red Bank, NJ 07701
George B. Lucas, Jr. as Trustee of George B. Lucas
  Trust dated 8/31/88(14).........................         54,164           *          54,164             0            *
  249 Hilldale Rd.
  Villanova, PA 19085
George B. Lucas, Jr. as Trustee of Muriel B.
  Crowell Rev. Trust dated 4/26/91(14)............        108,329           *         108,329             0            *
  1004 Vicars Woods
  Apt. S-315
  Ponte Vedra Beach, FL 32082

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
George B. Lucas, Jr. as Trustee of Robert L.
  Crowell Rev. Trust dated 4/26/91(14)............        135,410           *         135,410             0            *
  1004 Vicars Woods
  Apt. S-315
  Ponte Vedra Beach, FL 32082
Wayne Maggio & Maria Maggio JTWROS(11)............         75,758           *          75,758             0            *
  JT TEN
  22 A Grove Street
  Winchester, MA 01890
James J. Maguire(12)..............................         20,000           *          20,000             0            *
  P.O. Box 180
  Pottersville, NJ 07979
Robert L. Malatesta(12)...........................         15,000           *          15,000             0            *
  52 Mitchel Place
  Little Silver, NJ 07739
Frank Mancuso(43).................................          5,000           *           5,000             0            *
  111 W. Maple Street, Apt 2410
  Chicago, Il 60610
Thomas J. McCabe(12)..............................         16,667           *          16,667             0            *
  P.O. Box 3480
  Warrenton, VA 20188
Thomas J. McCabe(47)..............................         91,235           *          91,235             0            *
  1 Whitehall St., Apt 1825
  New York, NY 10004-2131
Eugene McColley(65)...............................         32,260           *          32,260             0            *
  5350 South Reslyn Street, Suite 380
  Englewood, CO 80111
Robert McCullough, Jr.(57)........................        271,125         1.0%        271,125             0            *
  P.O. Box 151
  Kentfield, CA 94914
Silas McKinley, Jr.(58)...........................        200,000           *         200,000             0            *
  P.O. Box 50264
  Clayton, MO 63105
Monarch Consulting(27)............................        330,000         1.3%        330,000             0            *
  8873 E. Bayou Gulch Road
  Parker, CO 80134
Monsun AS(29).....................................      1,610,709         5.9%      1,610,709             0            *
  Torvejen 12 C
  1383 Aske
  NORWAY
W. Douglas Moreland(28)...........................        630,057         2.4%        630,057             0            *
  1655 E. Layton Drive
  Englewood, CO 80110
David R. Morgan(14)...............................         92,080           *          92,080             0            *
  P.O. Box 470
  Meadow Vista, CA 95722
Steven J. Morris(15)..............................        115,370           *         115,370             0            *
  66 Navesink Ave.
  Rumson, NJ 07760
Osprey Partners(30)...............................         53,331           *          53,331             0            *
  c/o Michael A. Mulshine
  868 Riverview Drive
  Brielle, NJ 08730
Gerald Mustapick(31)..............................         50,000           *          50,000             0            *
  14041 U.S. Highway One, Suite A
  Juno Beach, FL 33408
Scott J. Mustapick(31)............................          5,000           *           5,000             0            *
  Robin R. Mustapick, JTWROS
  14041 U.S. Highway One, Suite A
  Juno Beach, FL 33408

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Nasha, A California Limited Partnership(53).......        106,699           *         106,699             0            *
  c/o Mr. Peter M. Radin, Jr.
  601 California St., Suite 1300
  San Francisco, CA 94108
Christopher Neary(12).............................         33,333           *          33,333             0            *
  11768 Willard Avenue
  Tustin, CA 92782
NeoMed Innovations III LP(32).....................      6,426,702        20.0%      6,426,702             0            *
  c/o Mr. Eric Amble
  8 Queensway House
  Queen Street
  St Helier
  Hersey JE2 4WD
  Channel Islands
Newell Investment Company Profit Plan(55).........        320,098         1.2%        320,098             0            *
  c/o Minton Newell
  100 Baywood Ave.
  Hillsborough, CA 94010
Northlea Partners, Ltd.(33).......................        169,199           *         169,199             0            *
  c/o Dr. John Abeles
  2365 NW 41st St
  Boca Raton, FL 33431
OFF Sands Point, LTD(62)..........................        192,059           *         192,059             0            *
  c/o Mr. John P. Nichols
  280 Park Avenue
  39th Floor
  New York, NY 10017
Barry Ollman(14)..................................         27,082           *          27,082             0            *
  9555 Poundstone Place
  Greenwood Village, CO 80111
Paul E. Orrson(52)................................        853,594         3.2%        853,594             0            *
  7920 Sherwood Ave.
  Towson, MD 21204
The Paisley Fund, L.P.(14)........................        649,973         2.5%        649,973             0            *
  388 Market Street
  Suite 1700
  San Francisco, CA 94111
Hedge Fund -- Paisley Pacific, LP(51).............      2,133,987         7.7%      2,133,987             0            *
  c/o Mr. John Wallace
  RS Investment
  388 Market Street, Suite 1700
  San Francisco, CA 94111
Invirion(34)......................................        300,000         1.2%        300,000             0            *
  c/o Bruce K. Patterson
  2300 Childrens Plaza, No 51
  Chicago, IL 60614
Fred H. Pearson(67)...............................         35,000           *          35,000             0            *
  140 S Dearborn St., Suite 900
  Chicago, IL 60603
Fred H. Pearson(35)...............................        186,616           *         186,616             0            *
  TR UA 07-01-97
  Fred H. Pearson S Trust
  140 S Dearborn St., Suite 900
  Chicago, IL 60603
Robert John Peterson Trust(58)....................         24,383           *          24,383             0            *
  32 Aquinas Dr
  San Rafael, CA 94903
B. Michael Pisani(36).............................        407,484         1.6%        407,484             0            *
  44 Lake Road
  Short Hills, NJ 07078

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Jeffery L Pratt(58)...............................         26,786           *          26,786             0            *
  530 Poplar Grove
  Vandalia, OH 45377
P.L. Thomas Group(37).............................         39,834           *          39,834             0            *
  300 W. Washington St.
  Chicago, IL 60606
Presidio Partners, L.P.(63).......................      1,993,491         7.2%      1,993,491             0            *
  c/o Mr. William J. Brady
  44 Montgomery St., Suite 2110
  San Francisco, CA 94104
Robert L. Priddy(38)..............................        103,428           *          16,380        87,048            *
  3435 Kingsborough
  Atlanta, GA 30326
Prospektiva SA(39)................................        388,608         1.5%        388,608             0            *
  via Funicolare 2
  6900 Lugano
  SWITZERLAND
Jeff Purcell(11)..................................         57,315           *          57,315             0            *
  5 Oakbrook Ct.
  Oak Brook, IL 60521
RS Diversified Growth Fund(14)....................      3,954,000        13.3%      3,954,000             0            *
  388 Market Street
  Suite 1700
  San Francisco, CA 94111
Peter M. Radin, Jr.(56)...........................        213,399           *         213,399             0            *
  601 California St.
  Suite 1300
  San Francisco, CA 94108
George Resta(22)..................................         87,497           *          87,497             0            *
  854 St. Edmonds Pl.
  Annapolis, MD 21401
Ralph Richart(43).................................         50,000           *          50,000             0            *
  350 Shore Drive
  Oakdale, NY 11769
Cal and Amanda Mae Rickel, JTWROS(53).............        106,699           *         106,699             0            *
  P.O. Box 1076
  Cortez, CO 81321-1076
Bernard B. Rinella(11)............................        250,000           *         250,000             0            *
  One N. LaSalle, #3400
  Chicago, IL 60610
Round Valley Capital, LLC(71).....................      1,393,182         5.3%      1,393,182             0            *
  1819 E. Southern Ave.
  Suite D10
  Mesa, AZ 85207
John Rutzel(12)...................................         15,000           *          15,000             0            *
  14 Hathaway Drive
  Princeton Junction, NJ 08550-1632
Sands Point Partners, LP(61)......................        234,739           *         234,739             0            *
  c/o Mr. Stuart Z. Feldman
  280 Park Avenue, 39th Floor
  New York, NY 10017
Louis Scher(12)...................................         15,000           *          15,000             0            *
  9 Parkside Avenue
  Asheville, NC 28804
Lee E. Schlessman(56).............................        213,399           *         213,399             0            *
  1301 Pennsylvania Street, Suite 800
  Denver, CO 80203
Virginia Schmidt(12)..............................         30,000           *          30,000             0            *
  55 Linden Avenue
  Verona, NJ 07044

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Schwartz, Cooper, Greenberger & Krauss(31)........        750,000         2.8%        750,000             0            *
  180 N LaSalle Street, Suite 2700
  Chicago, IL 60601
Andrew Schwartz(53)...............................        106,699           *         106,699             0            *
  350 E. 79th Street
  Apartment 26-C
  New York, NY 10021
Margret Selig(12).................................         20,000           *          20,000             0            *
  Amsandberg 34
  60599 Frankfurt
  GERMANY
Arthur A. Sharples(12)............................        100,000           *         100,000             0            *
  P.O. Box 570
  New Vernon, NJ 07976
Janis Smythe(12)..................................         15,000           *          15,000             0            *
  P.O. Box 206
  Hillsdale, NY 12529
Michael Song(11)..................................         50,000           *          50,000             0            *
  333 E. Ontario, #608B
  Chicago, IL 60611
Dennis J. Stack(15)...............................         28,842           *          28,842             0            *
  256 Cardinal Lane
  Jupiter, FL 33458
Georgie W. Stanley(14)............................         89,371           *          89,371             0            *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley(42)............................        318,113         1.2%         50,000             0            *
  13 Robin Road
  Warren, NJ 07059
Michael C. Stanley Trustee for the Georgie Stanley
  II Trust(14)....................................         89,371           *          89,371             0            *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley Trustee for the Benjamin A.
  Stanley Trust(14)...............................         89,371           *          89,371             0            *
  P.O. Box 180
  Pottersville, NJ 07979
Michael C. Stanley Trustee for the Michael Bredt
  Stanley Trust(14)...............................         89,371           *          89,371             0            *
  P.O. Box 180
  Pottersville, NJ 07979
Michael Studer(15)................................         57,630           *          57,630             0            *
  1110 Cottonwoodlane, #210
  Irving, TX 75038
Jeremy Taylor(12).................................         35,000           *          35,000             0            *
  P.O. Box 147
  Metamora, IN 47030
James R. Tobin(12)................................         15,000           *          15,000             0            *
  50 Bridge Avenue
  Bay Head, NJ 08742
Transamerica Business Credit Corp.(44)............         26,839           *          26,839             0            *
  790 E. Colorado Blvd
  Pasadena, CA 91101
Trinity Capital, AS(15)...........................        132,737           *         132,737             0            *
  P.O. Box 1767 Vika
  0122 Oslo
  NORWAY
Tucker Anthony Incorporated(40)...................        150,000           *         150,000             0            *
  200 Liberty Street, 3rd Floor
  New York, NY 10281

                                                                                                  NUMBER OF      PERCENT OF
                                                                                                  SHARES OF      SHARES OF
                                                       NUMBER OF      PERCENT OF                    COMMON         COMMON
                                                       SHARES OF      SHARES OF     NUMBER OF       STOCK          STOCK
                                                         COMMON         COMMON      SHARES OF    BENEFICIALLY   BENEFICIALLY
                                                         STOCK          STOCK         COMMON        OWNED          OWNED
                                                      BENEFICIALLY   BENEFICIALLY     STOCK       AFTER THE      AFTER THE
NAME OF SELLING STOCKHOLDER                              OWNED          OWNED        OFFERED      OFFERING+      OFFERING+
---------------------------                           ------------   ------------   ----------   ------------   ------------
Tuller Enterprises Inc. Money Purchase Pension
  Plan(55)........................................        320,098         1.2%        320,098             0            *
  c/o Mr. Robert M. Tuller
  2651 Pierce St
  San Francisco, CA 94123
Frank Gerardi Trustee, Univest Management E P S
  P(45)...........................................        540,502         2.1%        284,854       255,648            *
  149 W. Village Way
  Jupiter, FL 33458
James A. Urner(12)................................         15,000           *          15,000             0            *
  42 Mount St
  Bay Head, NJ 08742
Ventana(46).......................................      3,645,753        12.4%      3,645,753             0            *
  3865 N Business Center Drive
  Tucson, AZ 85705
Violina AS(15)....................................        238,239           *         238,239             0            *
  Postboks 1484 Vika
  0116 Oslo Norway
Fred Vogel and Jill Vogel(55).....................        320,098         1.2%        320,098             0            *
  Sunflower Ranch Co.
  P.O. Box 666
  Patterson, CA 95363-0666
Hunter Vogel(53)..................................        106,699           *         106,699             0            *
  2959 Laguna
  San Francisco, CA 94123
Anita Von Dreusche(12)............................         30,000           *          30,000             0            *
  110 Norman Drive
  Ramsey, NJ 07446
Karen A. Von Dreusche & Richard J. Berr(12).......         30,000           *          30,000             0            *
  JTTEN
  52 Sunrise Court
  Medford, NJ 08055
Trond E. Wennberg(15).............................         66,425           *          66,425             0            *
  Jonsok Veien 7
  1182 Oslo
  NORWAY
David Craig Wright(20)............................        263,667         1.0%        263,667             0            *
  14740 Maine Cove Terrace
  Gaithersburg, MD 20878
Xillix Technologies Corp.(54).....................         13,406           *          13,406             0            *
  300-13775 Commerce Parkway
  Richmond, BC V6V 2V4
  Canada
Richard Yetman(12)................................         20,000           *          20,000             0            *
  6 Ocean Blvd
  Island Heights, NJ 08732
Peter J. Zeganelli & Carol A. Zeganelli(31).......         10,000           *          10,000             0            *
  11 Rafenberg Rd
  Sleepy Hollow, NY 10591
Robert Zelinka(47)................................            308           *             308             0            *
  15919 Laurel Creek Drive
  Delray Beach, FL 33446
Rona Zelinka(47)..................................            308           *             308             0            *
  15919 Laurel Creek Drive
  Delray Beach, FL 33446
Bud Zuckerman(14).................................         54,164           *          54,164             0            *
  6587 Lakeview Drive
  Boulder, CO 80303
                                                       ----------                   ----------    ---------
Totals............................................     58,357,695                   46,766,537    7,109,076
                                                       ==========                   ==========    =========

---------------

  + With respect to shares and percent of shares beneficially owned after the offering, we assumed that the selling stockholders will sell all of the shares of common stock offered by the prospectus. We cannot assure you that the selling stockholders will sell all or any of their shares.

  *  Represents less than 1% of the outstanding shares of common stock.

 (1) Includes: (i) 674,000 shares issued as a result of the merger of InPath and Bell National in December 1998; and (ii) 196,666 shares underlying options exercisable by Mr. Gombrich within sixty days. Excludes: (i) 2,894,787 shares underlying 105,265 shares of Series E convertible preferred stock owned by Mr. Gombrich; and (ii) 922,277 shares underlying 33,537.36 shares of Series E convertible preferred stock owned by Suzanne Musikantow Gombrich, all of which become convertible December 1, 2002.

 (2) Includes: (i) 282,881 shares owned by Cadmus Corporation ("Cadmus"), of which Mr. Milley is a director and executive officer, and 250,000 shares issuable to Cadmus under a currently exercisable warrant; (ii) 219,000 shares subject to options exercisable by Mr. Milley within sixty days;
     (iii) 289,286 shares underlying stock appreciation rights currently exercisable by Cadmus, and (iv) 2,875,000 shares issuable to Azimuth Corporation ("Azimuth") under a currently exercisable warrant. Excludes:
     (i) 678,134 shares underlying 24,659.44 shares of Series E convertible preferred stock owned by Mr. Milley; (ii) 553,666 shares underlying 20,133.32 shares of Series E convertible preferred stock owned by Milley Management, Inc. of which Mr. Milley is the sole director and executive officer; (iii) 1,327,464 shares underlying 48,271.44 shares of Series E convertible preferred stock owned by Cadmus (iv); 556,875 shares underlying 20,250 shares of Series E convertible preferred stock owned by Azimuth of which Mr. Milley is a director and executive officer; and (v) 163,520 shares underlying 5,946.20 shares of Series E convertible preferred stock owned by Winchester National, Inc. of which Mr. Milley is a director, all of which become convertible December 1, 2002.

 (3) Includes (i) 219,000 shares underlying stock options exercisable by Dr. Abeles within sixty days; (ii) 65,359 shares underlying a convertible promissory note issued in 2002 issuable to Northlea Partners, Ltd. ("Northlea Partners"); (iii) 87,500 shares underlying currently exercisable warrants issuable to Northlea Partners; and (iv) 16,340 shares underlying warrants issuable upon conversion of the promissory note issuable to Northlea Partners. Excludes 210,778 shares underlying 7,664.64 shares of Series E convertible preferred stock held by Northlea Partners, which become convertible December 31, 2002. Dr. Abeles disclaims beneficial ownership of all shares owned by Northlea Partners except shares attributable to his 1% interest in Northlea Partners as a general partner.

 (4) Includes: (i) 282,881 shares of common stock; (ii) 250,000 shares underlying a warrant exercisable within sixty days and (iii) 289,286 shares underlying currently exercisable stock appreciation rights. Excludes 1,327,465 shares underlying 48,271.44 shares of Series E convertible preferred stock, which become convertible December 1, 2002.

 (5) Includes: (i) 300,000 shares received as the result of the merger of InPath and Bell National in December 1998; (ii) 321,688 shares received as the result of the conversion during 2000 of the principal and accrued interest related to a 6% convertible promissory note purchased in a private offering in May 1999; (iii) 361,000 shares received upon exercise of employee stock options; and (iv) 108,329 shares underlying 20,000 shares of Series C convertible preferred stock purchased in a private offering in November 2001.

 (6) Includes: (i) 463,333 shares received in a Claims Settlement Agreement in December 1998; (ii) 37,084 shares acquired in a private transaction in 1989; and (iii) 219,000 shares underlying stock options, which are exercisable within sixty days.

 (7) Includes: (i) 784,901 shares underlying warrants issued for services performed in 2000 and 2001; and (ii) 219,000 shares underlying options exercisable within sixty days.

 (8) Includes: (i) 198,240 shares purchased in a private offering during 2000 and 2001; (ii) 70,000 shares owned by The Research Works, which is controlled by Mr. Ritger; (iii) 3,735,000 shares owned by Seaside Partners, L.P. ("Seaside Partners"), in which Mr. Ritger holds a majority voting interest through Seaside Advisors, L.L.C., the general partner of Seaside Partners; and (iv) 270,823 shares underlying Series C Convertible Preferred Stock. Excludes 1,980,000 shares underlying 72,000 shares of Series E convertible preferred stock, which become convertible December 1, 2002.

 (9) Includes: 25,000 share stock award, 15,073 shares purchased through the Employee Stock Purchase Plan, and 408,333 shares subject to options exercisable within 60 days.

(10) Represents shares received as a result of the merger of InPath and Bell National in December 1998.

(11) Represents shares purchased in a private offering during 1999.

(12) Represents shares purchased in a private offering during 2000.

(13) Represents 825,250 shares underlying warrants issued to Bathgate and Bathgate designees as compensation for services during 2001.

(14) Represents shares underlying Series C convertible preferred stock.

(15) Represents shares underlying Series B convertible preferred stock purchased in a private offering during 2001.

(16) Represents warrants issued by AccuMed in connection with various financings.

(17) Represents 15,000 shares underlying warrants exercisable within sixty days received as compensation for services performed during 1999.

(18) Includes: (i) 75,758 shares purchased in a private offering during 1999;
     (ii) 33,333 shares purchased in a private offering during 2000; (iii) 114,904 shares underlying 25,000 shares of Series B convertible preferred stock purchased in a private offering during 2001; and (iv) 180,546 shares underlying Series C convertible preferred stock.

(19) Represents 76,000 shares received as the result of the exercise of a warrant received for services performed during 1999.

(20) Represents shares received as a result of the conversion of the principal and accrued interest related to 6% convertible promissory notes purchased in a private offering during 1999.

(21) Represents 250,000 shares underlying a warrant received as compensation for services during 1999 and exercisable within sixty days.

(22) Includes: (i) 33,333 shares purchased in a private offering in 2000; and
     (ii) 54,164 shares underlying Series C convertible preferred stock.

(23) Includes: (i) 47,775 shares received upon conversion of a promissory note in 2000; (ii) 330,000 shares underlying warrants issued to Monarch Consulting, which is controlled by Mr. Kruljac, for services performed in 2001 and 2002; (iii) 108,329 shares underlying Series C convertible preferred stock; (iv) 196,078 shares underlying convertible promissory notes issued in 2002; (v) 75,000 shares underlying currently exercisable warrants; and (vi) 49,020 shares underlying warrants issuable upon conversion of the promissory notes.

(24) Includes: (i) 761,441 shares underlying Series B convertible preferred stock; (ii) 239,216 shares underlying a convertible promissory note issued in 2002; (ii) 91,500 shares underlying currently exercisable warrants; and
     (iii) 59,804 shares underlying warrants issuable upon conversion of the promissory note.

(25) Includes: (i) 16,666 shares purchased in a private offering during 2000; and (ii) 28,795 shares underlying 6,250 shares of Series B convertible preferred stock purchased in a private offering during 2001.

(26) Includes: (i) 33,333 shares purchased in a private offering during 2000; and (ii) 57,589 shares underlying 12,500 shares of Series B convertible preferred stock purchased in a private offering during 2001.

(27) Represents shares underlying warrants issued for services performed during 2001.

(28) Includes: (i) 216,658 shares underlying Series C convertible preferred stock; (ii) 130,719 shares underlying a convertible promissory note; (iii) 250,000 shares underlying currently exercisable warrants; and (iv) 32,680 shares underlying warrants issuable upon conversion of the promissory note.

(29) Includes: 525,504 shares underlying a convertible promissory note and accrued interest issued during 2000; (ii) 585,205 shares underlying 125,000 shares of Series B convertible preferred stock purchased in a private offering during 2001; and (iii) 500,000 shares underlying currently exercisable warrants.

(30) Represents shares underlying a warrant issued for services performed in 2000 and 2001.

(31) Represents shares underlying warrants currently exercisable.

(32) Includes: (i) 1,902,650 shares underlying Series B convertible preferred stock purchased in a private offering during 2001; (ii) 1,464,052 shares underlying a convertible promissory note issued in 2001; (iii) 1,307,190 shares underlying a convertible promissory note issued in 2002; (iv) 1,060,000 shares underlying currently exercisable warrants; and (v) 692,810 shares underlying warrants issuable upon conversion of the promissory notes.

(33) Includes: (i) 65,359 shares underlying a convertible promissory note issued in 2002; (ii) 87,500 shares underlying currently exercisable warrants; and
     (iii) 16,340 shares underlying warrants issuable upon conversion of the promissory note.

(34) Represents shares underlying warrants issued or issuable as license fees under a License and Technology Agreement entered into during 2000.

(35) Represents 186,616 shares received as the result of the merger of InPath and Bell National in December 1998.

(36) Includes: (i) 50,000 shares purchased in a private offering in 1999; and
     (ii) 357,484 shares underlying Series C convertible preferred stock.

(37) Represents warrants issued in the AccuMed merger in exchange for warrants issued by AccuMed as compensation for services.

(38) Includes: (i) 78,311 shares converted from AccuMed common stock; (ii) 8,737 shares underlying options exercisable in 60 days; and (iii) 16,380 shares underlying warrants.

(39) Includes: (i) 48,333 shares received as compensation for services during 2000; (ii) 48,333 shares underlying a warrant issued for services performed during 2000; and (iii) 291,942 shares underlying warrants issued for services performed during 2001.

(40) Represents shares underlying warrants issued as compensation for services performed in 2001.

(41) Represents shares underlying warrants issued as compensation for achievement of specified goals.

(42) Includes: (i) 50,000 shares purchased in a private offering during 2000;
     (ii) 89,371 shares underlying Series C convertible preferred stock owned by The Georgie Stanley II Trust, 89,371 shares underlying Series C convertible preferred stock owned by The Benjamin A. Stanley Trust, and 89,371 shares underlying Series C convertible preferred stock owned by The Michael Bredt Stanley Trust for each of which Mr. Stanley serves as Trustee.

(43) Represents shares issued as stock grants.

(44) Represents warrants issued in the AccuMed merger in exchange for warrants issued by AccuMed as additional consideration for a long term credit facility.

(45) Includes: (i) 175,148 shares received as the result of the conversion of the principal and accrued interest related to a 6% convertible promissory note purchased in a private offering during 1999; (ii) 227,169 shares underlying a warrant issued for services performed during 2000 and 2001;
     (iii) 57,685 shares underlying shares of Series B convertible preferred stock purchased in a private offering during 2001; and (iv) 80,500 shares received as compensation for services performed during 2001.

(46) Includes: (i) 1,895,753 shares underlying Series D convertible preferred stock; and (ii) 1,750,000 shares underlying currently exercisable warrants.

(47) Represents shares received upon conversion of Series B convertible preferred stock.

(48) Includes: (i) 149,981 shares underlying Series B convertible preferred stock; (ii) 48,366 shares underlying a convertible promissory note issued in 2002; (ii) 18,500 shares underlying currently exercisable warrants; and
     (iii) 12,092 shares underlying warrants issuable upon conversion of the promissory note.

(49) Includes: (i) 90,270 shares underlying Series C convertible preferred stock; (ii) 326,797 shares underlying convertible promissory notes issued in 2002; (iii) 125,000 shares underlying currently exercisable warrants; and (iv) 81,699 shares underlying warrants issuable upon conversion of the promissory notes.

(50) Includes: (i) 392,156 shares underlying convertible promissory notes issued in 2002; (ii) 150,000 shares underlying currently exercisable warrants;
     (iii) 98,040 shares underlying warrants issuable upon conversion of the promissory notes and (iv) 17,603 shares owned by John C. Iverson Family Limited Partnership.

(51) Includes: (i) 1,307,190 shares underlying a convertible promissory note issued in 2002; (ii) 500,000 shares underlying currently exercisable warrants; and (iii) 326,797 shares underlying warrants issuable upon conversion of the promissory note.

(52) Includes: (i) 522,876 shares underlying convertible promissory notes issued in 2002; (ii) 200,000 shares underlying currently exercisable warrants; and
     (iii) 130,718 shares underlying warrants issuable upon conversion of the promissory notes.

(53) Includes: (i) 65,359 shares underlying a convertible promissory note issued in 2002; (ii) 25,000 shares underlying currently exercisable warrants; and
     (iii) 16,340 shares underlying warrants issuable upon conversion of the promissory note.

(54) Represents 13,406 shares underlying a convertible promissory note acquired in the AccuMed merger.

(55) Includes: (i) 196,078 shares underlying a convertible promissory note issued in 2002; (ii) 75,000 shares underlying currently exercisable warrants; and (iii) 49,020 shares underlying warrants issuable upon conversion of the promissory note.

(56) Includes: (i) 130,719 shares underlying a convertible promissory note issued in 2002; (ii) 50,000 shares underlying currently exercisable warrants; and (iii) 32,680 shares underlying warrants issuable upon conversion of the promissory note.

(57) Includes: (i) 57,726 shares underlying Series B convertible preferred stock; (ii) 130,719 shares underlying a convertible promissory note issued in 2002; (ii) 50,000 shares underlying currently exercisable warrants; and
     (iii) 32,680 shares underlying warrants issuable upon conversion of the promissory note.

(58) Represents shares issued as the result of the merger of InPath and Bell National in December 1998.

(59) Includes: (i) 10,000 shares issued as stock grants; and (ii) 1,499 shares obtained through the Employee Stock Purchase Plan.

(60) Represents 2,875,000 shares underlying currently exercisable warrants. Excludes 556,875 shares underlying 20,250 shares of Series E convertible preferred stock.

(61) Includes: (i) 143,791 shares underlying a convertible promissory note issued in 2002; (ii) 55,000 shares underlying currently exercisable warrants; and (iii) 35,948 shares underlying warrants issuable upon conversion of the promissory note.

(62) Includes: (i) 117,647 shares underlying a convertible promissory note issued in 2002; (ii) 45,000 shares underlying currently exercisable warrants; and (iii) 29,412 shares underlying warrants issuable upon conversion of the promissory note.

(63) Includes: (i) 1,395,975 shares underlying Series B convertible preferred stock; (ii) 366,013 shares underlying a convertible promissory note issued in 2002; (ii) 140,000 shares underlying currently exercisable warrants; and
     (iii) 91,503 shares underlying warrants issuable upon conversion of the promissory note.

(64) Represents shares issued as compensation for services to be performed in the future.

(65) Represents shares received upon conversion of Series C convertible preferred stock.

(66) Represents 15,000 shares purchased in a private offering during 2000.

(67) Represents 35,000 shares purchased in a private offering during 1999.

(68) Represents 17,603 shares issued in exchange for accrued dividends on 250,000 shares of Series B convertible preferred stock that had been converted into common stock.

(69) Represents 51,483 shares underlying currently exercisable warrants issued for services performed in 2001.

(70) Represents 60,182 shares issued for services performed in 2002.

(71) Includes (i) 681,818 shares underlying currently exercisable warrants for services performed in 2002 and (ii) 711,364 shares issued for services performed in 2002.

For purposes of this table, a person is deemed to have beneficial ownership of any shares of common stock which such person may acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person named above, any security which such person has the right to acquire from us within 60 days after the date of this prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     On May 24, 2000, we granted Dr. Denis O'Donnell a warrant to purchase 784,901 shares of common stock exercisable at $0.01 per share, as compensation as a finder in a private placement of common stock that occurred in 2000 and 2001. The warrant expires three years from the date of its grant. Dr. O'Donnell, a director, is a member and manager of Seaside Advisers, L.L.C., a firm which provides investment management services to Seaside Partners.

     On December 4, 2000, we issued a promissory note to Azimuth in exchange for $200,000 in cash. The note bore interest at the rate of 12% per year and was due December 31, 2000. As additional consideration for the note, we issued Azimuth a five-year warrant to purchase 50,000 shares of common stock at a price of $0.937 per share, the approximate market price of common stock at the time. The note was repaid on February 20, 2001. In that the note was not repaid when due, we were obligated by the terms of the note to pay a 3% increase in the rate of interest from January 1, 2001 until the date of payment. We were also obligated to issue Azimuth two warrants, each to purchase 12,500 shares of our common stock, at an exercise price of $0.01 per share, representing a two month late payment penalty. We determined the value of these warrants to be $1,184 and charged the amount to interest expense during 2001. The proceeds of the note were used for general working capital and to pay license fees.

     On December 11, 2000, we issued a promissory note to Azimuth in exchange for $100,000 in cash. The note bore interest at the rate of 12% per year and was due 180 days from date of issue. As additional consideration for the note, we issued Azimuth a five-year warrant to purchase 1,000,000 shares of common stock at a price of $1.25 per share, an approximate 15% premium over the market price of common stock on the date the warrant was issued. The proceeds of this note were used to repay a convertible promissory note to AccuMed due on March 29, 2001. The prepayment was made in conjunction with ongoing negotiations to acquire AccuMed. We repaid the note and accrued interest on February 20, 2001.

     On February 1, 2001 and February 7, 2001, we received $495,000 in cash from Azimuth in exchange for two promissory notes that bore interest at 15% per year. Of the cash received, $470,000 was used to partially fund a loan to AccuMed made on February 7, 2001, in connection with a definitive agreement to acquire AccuMed. As additional compensation for these loans, we issued Azimuth a five-year warrant to purchase 1,000,000 shares of common stock at an exercise price of $0.25 per share, an approximate 83% discount from the $1.50 market price of our common stock on the date the warrant was issued. We determined the value of the warrant to be $12,000, using the difference between the fair market interest rate and the stated interest rate, and recorded the value as additional paid in capital and also charged the entire value to interest expense during February 2001. On February 20, 2001, we used $809,000 of the proceeds from a private placement of Series B convertible preferred stock to repay these notes, two additional notes issued to Azimuth in December 2000, and all of their related accrued interest.

     On July 26, 2001, we issued a promissory note to Cadmus in exchange for $100,000 in cash. On August 6, 2001, we issued a promissory note to Azimuth in exchange for $100,000 in cash. Mr. Milley, director and a significant stockholder, is also considered a control person of both Cadmus and Azimuth. The notes, which were due on September 22, 2001 and subsequently extended until November 15, 2001, bore interest at the rate of 15% per annum. As additional consideration for the notes, we issued five-year warrants to Cadmus and Azimuth entitling the holders to each purchase 250,000 shares of common stock at an exercise price of $1 per share. The closing market prices of common stock on the respective issue dates of the warrants, which entitle each holder to purchase 250,000 shares of common stock, were $0.73 per share. We determined the fair value of these warrants to be $1,400 using the fair value interest rate method. This value was charged to interest expense during the third quarter. The notes were repaid in November 2001.

     On August 17, 2001, we agreed to issue a five-year warrant to Azimuth entitling the holder to purchase 500,000 shares of common stock at an exercise price of $1 per share. In conjunction with the issuance of this warrant, Azimuth agreed to relinquish the conversion rights granted to it under the terms of the September 2000 convertible promissory note. The closing market price of common stock on the issue date of the warrant was $.73 per share. We determined the fair value of the warrant to be approximately $25,000 based on the value of the unamortized debt discount at the date the warrant was issued and the conversion right under the note was waived. This value was charged to interest expense during the third quarter of 2001.

     On August 6, 2001, we issued a promissory note to Northlea Partners in exchange for $25,000 in cash. Dr. Abeles, a director, is the general partner of Northlea Partners. The terms of the note are the same as the notes issued to Cadmus and Azimuth. As additional consideration for this note, we issued a five-year warrant to Northlea Partners entitling the holder to purchase 62,500 shares of common stock at an exercise price of $1 per share. The closing market price of the common stock on the issue date of this warrant was $0.73 per share. We determined the fair value of the warrant to be $1,400 using the fair value interest rate method. This value was charged to interest expense during the third quarter. The note is in default.

     On September 20, 2001, we issued a promissory note to Northlea Partners in exchange for $15,000 in cash. The note was due on December 20, 2001 and bears interest at the rate of 9% per annum. The note is currently in arrears. Also on September 20, 2001, we issued a promissory note to Mr. Shaw, a director, in exchange for $25,000 in cash. The note was due December 20, 2001 and bore interest at the rate of 9% per annum. The note remains outstanding as of the date of this report and is in arrears.

     In October 2001, Mr. Prange, our former President and COO/CFO, purchased 20,000 shares of Series C convertible preferred stock at a purchase price of $3.00 per share. The purchase was made in conjunction with a private placement of Series C convertible preferred stock and was made under the same terms and conditions as other investors in the offering. The Series C convertible preferred stock has a dividend of 10% and is convertible into common stock at a conversion price of $0.60 per share.

     In December 2001, Mr. Gombrich, our CEO and Chairman of the Board, tendered 2,631,625 shares of common stock, pursuant to an exchange offer open to all holders of common stock, in exchange for 105,265 shares of Series E convertible preferred stock. Mr. Milley, a director, tendered 616,486 shares of common stock in exchange for 24,659 shares of Series E convertible preferred stock.

     In May 2002, we received cash of $25,000 from Northlea Partners and issued a convertible promissory note and 25,000 warrants. The convertible promissory bears interest at 7% per annum and matures on December 31, 2002. The convertible promissory note is convertible at any time at the option of the holder or automatically when we receive an equity infusion of at least $7,000,000 at a conversion price equal to a 25% discount to the market price of the common stock at the date of conversion, but not greater than $1 per share. Each of the warrants is exercisable for one share of common stock at an exercise price of $0.25 per share for a period of five years. Upon conversion of the convertible promissory note, Northlea Partners will be entitled to receive an additional number of warrants equal to 25% of the number of common shares issued in conversion of the convertible promissory note. Each of these warrants will be exercisable into one share of our common stock at a price equal to 150% of the conversion price of the convertible promissory note.

                              PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of the selling stockholders. The common stock may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of the common stock on whose behalf such broker-dealer may act as agent. Sales and transfers of the common stock may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. The selling stockholders may sell any or all of the common stock from time to time in one or more of the following methods:

     - ordinary brokers transactions, which may include long or short sales;

     - transactions involving cross or block trades or otherwise on the Over-the-Counter Bulletin Board;

     - purchases by brokers, dealers or underwriters as principal and resales by such purchasers for their own accounts under this prospectus;

     - "at the market" offerings to or through market makers or into an existing market for the common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

     - through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); or

     - any combination of the above.

     In addition, the selling stockholders or successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders or successors in interest may also enter into option or other transactions with broker-dealers that require delivery by such broker-dealers of the common stock, which common stock may be resold thereafter under this prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of common stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The selling stockholders and any broker-dealers acting in connection with the sale of the common stock by this prospectus may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of common stock as principals may be underwriting compensation under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock.

     The selling stockholders and any other persons participating in a distribution of securities will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions.

     Any securities covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than under this prospectus.

     We cannot assure you that the selling stockholders will sell any or all of the shares of common stock offered by this prospectus.

     In order to comply with the securities laws of certain states, if applicable, the selling stockholders will sell the common stock in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the selling stockholders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and obtained.

     We will not receive any proceeds from the sale of the common stock covered by this prospectus. We have agreed to pay all of the expenses incident to the registration of the common stock, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the selling stockholders, if any.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We have set forth in this section a description of certain rights and preferences of our convertible preferred stock as well as our other outstanding securities and contractual obligations because we believe they are materially relevant to an investor's understanding of an investment in our shares of common stock.

     Our authorized capital stock consists of 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. On August 31, 2002 we had:

     - 27,136,031 shares of common stock issued and outstanding;

     - 590,197 shares of Series A convertible preferred stock of which 118,093 were issued and outstanding;

     - 1,500,000 shares of Series B convertible preferred stock of which 1,324,856 were issued and outstanding;

     - 1,666,666 shares of Series C convertible preferred stock of which 1,285,499 were issued and outstanding;

     - 300,000 shares of Series D convertible preferred stock of which 175,000 were issued and outstanding;

     - 800,000 shares of Series E convertible preferred stock of which 434,388 were issued and outstanding;

     - warrants that entitle the holders to purchase 17,154,405 shares of common stock at prices ranging from $0.01 to $23.75;

     - 450,000 stock appreciation rights which are convertible into 289,286 shares of common stock;

     - $3,659,439 aggregate principal amount convertible promissory notes that entitle the holders to purchase 8,865,700 shares of common stock; and

     - options that entitle the holders to purchase 3,429,330 shares of common stock at prices ranging from $0.39 to $36.08.

COMMON STOCK

     Each share of our common stock has the same relative rights and is identical in all respects with each other share of common stock.

     Subject to any prior rights of the holders of any preferred stock then outstanding, holders of our common stock are entitled to receive such dividends as are declared by our Board of Directors out of funds legally available therefore. Full voting rights are vested in the holders of common stock, each share being entitled to one vote, subject to the rights of the holders of any preferred stock then outstanding. Our Board of Directors may issue authorized shares of common stock without stockholder approval. Subject to any prior rights of the holders of any preferred stock then outstanding, in the event of our liquidation, dissolution or winding up, holders of shares of our common stock are entitled to receive, pro rata, any assets distributable to stockholders with respect to shares held by them. Holders of shares of common stock do not have any preemptive rights to subscribe for any additional securities which may be issued by us or any cumulative voting rights. The outstanding shares of our common stock are fully paid and non-assessable.

PREFERRED STOCK

     Our preferred stock may be issued in one or more series at such time or times and for such consideration as our Board of Directors may determine. Our Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of preferred stock with such voting rights and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be stated in the resolution authorizing the particular series of preferred stock. Our Board of Directors is authorized to designate the series and the number of shares comprising such series, the dividend rate, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights with respect to the shares of such series. The ability of our Board of Directors to issue preferred stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in us more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of us. Shares of preferred stock redeemed or acquired by us may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by our Board of Directors.

  SERIES A CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 590,197 shares of Series A convertible preferred stock, of which 118,093 shares were issued and outstanding as of August 31, 2002. Each share of Series A convertible preferred stock has a stated value of $4.50 and a conversion price of $10.3034, subject to antidilution adjustment. The Series A convertible preferred stock ranks senior to our common stock and on parity with our other issued and outstanding preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series A convertible preferred stock.

  DIVIDENDS

     Shares of the Series A convertible preferred stock pay no dividends.

  VOTING RIGHTS

     The holders of the Series A convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series A convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series A convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series A convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series A convertible preferred stock then outstanding, we may not repeal, amend or change the Series A convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series A convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series A convertible preferred stock is $4.50 per share. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series A convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series A convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series A convertible preferred stock.

     If the assets available for distribution to the holders of Series A convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series A convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series A convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series A convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series A convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series A convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series A convertible preferred stock.

  CONVERSION

     Shares of Series A convertible preferred stock are convertible, at any time, at the option of the holder into shares of common stock. Each share of the Series A convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $4.50 stated value by the then effective conversion price (currently $10.3034), which is referred to as the conversion rate. The conversion rate is currently 0.4368.

     If during the three year period beginning March 1, 2001, the market price of our common stock equals or exceeds $13.50 per share for any 20 consecutive trading days commencing 45 business days before the date in question, we may elect to convert all the then outstanding shares of Series A convertible preferred stock into common stock at the then effective conversion rate.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series A convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock , (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series A convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

  SERIES B CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 1,500,000 shares of Series B convertible preferred stock, of which 1,324,856 shares were outstanding as of August 31, 2002. Each share of Series B convertible preferred stock has a stated value of $4 and a conversion price of $1, subject to antidilution adjustment. The Series B convertible preferred stock ranks senior to our common stock and on parity with our other issued and outstanding preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series B convertible preferred stock.

  DIVIDENDS

     Shares of the Series B convertible preferred stock accrue dividends on a quarterly basis at an annual rate of 10% per share payable on the last day of March, June, September and December, commencing March 31, 2001, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our Board of Directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior quarterly dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series B convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series B convertible preferred stock are then in arrears.

  VOTING RIGHTS

     The holders of the Series B convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series B convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series B convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series B convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series B convertible preferred stock then outstanding, we may not repeal, amend or change the Series B convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series B convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series B convertible preferred stock is $4 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series B convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series B convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series B convertible preferred stock.

     If the assets available for distribution to the holders of Series B convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series B convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series B convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series B convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series B convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series B convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series B convertible preferred stock.

  CONVERSION

     Shares of Series B convertible preferred stock are convertible, at any time, at the option of the holder, into shares of common stock. Each share of the Series B convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $4 stated value per share plus all accrued but unpaid dividends by the then effective conversion price (currently $1), which is referred to as the conversion rate.

     If the market price of our common stock equals or exceeds $4 per share for any 40 consecutive trading days, we may elect to convert all outstanding shares of Series B convertible preferred stock into common stock at the then effective conversion rate. If for any reason we do not pay any portion of the accrued dividends on the Series B convertible preferred stock being converted, we may pay that portion of unpaid dividends in shares of common stock.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series B convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series B convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

  SERIES C CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 1,666,666 shares of Series C convertible preferred stock, of which 1,285,499 were issued and outstanding as of August 31, 2002. Each share of Series C convertible preferred stock has a stated value of $3 and a conversion price of $0.60, subject to antidilution adjustment. The Series C convertible preferred stock ranks senior to our common stock and on parity with our other issued and outstanding preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series C convertible preferred stock.

  DIVIDENDS

     Shares of the Series C convertible preferred stock accrue dividends on a semi-annual basis at an annual rate of 10% per share payable on the last day of March and September, commencing March 31, 2002, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our Board of Directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment. Dividends are payable in cash provided that we may pay the dividends for the first two years in cash or in shares of our common stock.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series C convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series C convertible preferred stock are then in arrears.

  VOTING RIGHTS

     The holders of the Series C convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series C convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series C convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series C convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series C convertible preferred stock then outstanding, we may not repeal, amend or change the Series C convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series C convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series C convertible preferred stock is $3 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series C convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series C convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series C convertible preferred stock.

     If the assets available for distribution to the holders of Series C convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series C convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series C convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series C convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series C convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series C convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series C convertible preferred stock.

  CONVERSION

     Shares of Series C convertible preferred stock are convertible, at any time at the option of the holder, into shares of common stock. Each share of the Series C convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $3 stated value per share plus all accrued but unpaid dividends by the then effective conversion price, which is referred to as the conversion rate.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series C convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series C convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

  SERIES D CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 300,000 shares of Series D convertible preferred stock, of which 175,000 were issued and outstanding as of August 31, 2002. Each share of Series D convertible preferred stock has a stated value of $10 and a conversion price of $1, subject to antidilution adjustment. The Series D convertible preferred stock ranks senior to our common stock and on parity with our other outstanding preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series D convertible preferred stock.

  DIVIDENDS

     Shares of the Series D convertible preferred stock accrue dividends on a semi-annual basis at an annual rate of 10% per share payable on the last day of April and October, commencing April 30, 2002, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our Board of Directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment. Dividends are payable in cash provided that we may pay the dividends for the first two years in cash or in shares of our common stock.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series D convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series D convertible preferred stock are then in arrears.

  VOTING RIGHTS

     The holders of the Series D convertible preferred stock have no right to vote on any matter except as required by Delaware law. If the Series D convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series D convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series D convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series D convertible preferred stock then outstanding, we may not repeal, amend or change the Series D convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series D convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series D convertible preferred stock is $10 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series D convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series D convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series D convertible preferred stock.

     If the assets available for distribution to the holders of Series D convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series D convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series D convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series D convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series D convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series D convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series D convertible preferred stock.

  CONVERSION

     Shares of Series D convertible preferred stock are convertible, at any time, at the option of the holder, into shares of common stock. Each share of the Series D convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $10 stated value per share plus all accrued but unpaid dividends by the then effective conversion price, which is referred to as the conversion rate.

     If the market price of our common stock equals or exceeds $5 per share for any 20 consecutive trading days, we may elect to convert all outstanding shares of Series D convertible preferred stock into common stock at the then effective conversion rate. If for any reason we do not pay any portion of the accrued dividends on the Series D convertible preferred stock being converted, we may pay that portion of unpaid dividends in shares of common stock.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series D convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series D convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

  SERIES E CONVERTIBLE PREFERRED STOCK

     We are authorized to issue 800,000 shares of Series E convertible preferred stock, of which 434,387.52 were issued and outstanding as of August 31, 2002. Each share of Series E convertible preferred stock has a stated value of $22 and a conversion price of $0.80, subject to antidilution adjustment. The Series E convertible preferred stock ranks senior to our common stock and on parity with our other outstanding preferred stock. We may issue other series of preferred stock at any time and from time to time without the consent of the holders of the Series E convertible preferred stock.

  DIVIDENDS

     Shares of the Series E convertible preferred stock accrue dividends on a semi-annual basis at an annual rate of 10% per share payable on the last day of May and November, commencing May 31, 2002, out of any assets or funds legally available for payment of dividends. Dividends are cumulative and accrue, whether or not declared by our Board of Directors, but can only be declared or paid and set apart for payment if full cumulative dividends for all prior dividend periods then outstanding shall have been or shall be concurrently paid or declared and set apart for payment. Dividends are payable in cash provided that we may pay the dividends for the first two years in cash or in shares of our common stock. The dividend rate increases to 20% per share if after December 1, 2002 we have not reserved sufficient shares of common stock to allow for the conversion of all shares of Series E convertible preferred stock.

     We may not pay any dividends or any distribution on any class or series of capital stock ranking junior to the Series E convertible preferred stock except dividends payable in shares of our stock of any class junior to the preferred stock, and we may not repurchase or redeem any junior stock, if any dividends on the Series E convertible preferred stock are then in arrears.

  VOTING RIGHTS

     The holders of the Series E convertible preferred stock shall be entitled to vote on any matter on which the holders of common stock are entitled to vote. If the Series E convertible preferred stock is entitled to vote with the holders of common stock as one class, each share of Series E convertible preferred stock shall entitle the holder to the number of votes that equals the number of shares of common stock into which each share of Series E convertible preferred stock is convertible. Without first obtaining the approval of a majority of the shares of Series E convertible preferred stock then outstanding, we may not repeal, amend or change the Series E convertible preferred stock Certificate of Designations or our Certificate of Incorporation to alter or change the powers, preferences or rights of the Series E convertible preferred stock so as to affect them adversely.

  LIQUIDATION

     The liquidation preference of the Series E convertible preferred stock is $22 per share plus all accrued but unpaid dividends. Upon liquidation, dissolution or winding up of Molecular Diagnostics, each holder of the Series E convertible preferred stock is entitled to be paid in cash out of our assets available for distribution to shareholders an amount equal to the liquidation preference of the Series E convertible preferred stock before any amounts may be paid to any class or series of capital stock ranking junior to the Series E convertible preferred stock.

     If the assets available for distribution to the holders of Series E convertible preferred stock and any other security ranking on parity with the preferred stock are insufficient to pay in full all amounts payable to the holders of the Series E convertible preferred stock and all other parity securities, then all of the assets available for distribution to the holders of the Series E convertible preferred stock and parity securities will be distributed among the holders ratably in proportion to the amounts that would be payable if there were sufficient assets to permit payment in full. After payment in full, the holders of the Series E convertible preferred stock will not be entitled to any further distribution of assets. A merger or consolidation will be considered a liquidation event in certain circumstances.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon the conversion of all outstanding shares of Series E convertible preferred stock and dividends payable thereon. These shares of our common stock, when issued, will be duly and validly issued, fully paid and non-assessable, and free of liens.

  REDEMPTION

     Shares of the Series E convertible preferred stock are not redeemable.

  SINKING FUND

     There is no sinking fund for the Series E convertible preferred stock.

  CONVERSION

     Shares of Series E convertible preferred stock are convertible, at any time after December 1, 2002, at the option of the holder, into shares of common stock. Each share of the Series E convertible preferred stock is convertible into such number of shares of our common stock as is determined by dividing the $22 stated value per share plus all accrued but unpaid dividends by the then effective conversion price, which is referred to as the conversion rate.

     If the market price of our common stock equals or exceeds $22 per share for any 20 consecutive trading days, we may elect to convert all outstanding shares of Series E convertible preferred stock into common stock at the then effective conversion rate. If for any reason we do not pay any portion of the accrued dividends on the Series E convertible preferred stock being converted, we may pay that portion of unpaid dividends in shares of common stock.

  ADJUSTMENTS TO CONVERSION PRICE

     The conversion price and the number of shares of common stock issuable upon conversion of the Series E convertible preferred stock are subject to adjustment from time to time upon the occurrence of any of the following events at any time:

     - If we (A) issue common stock as a dividend or a distribution with respect to any class or series of our capital stock, (B) split or otherwise subdivide our common stock, (C) combine our outstanding shares of common stock into a greater or smaller number of shares, or (D) issue any shares of capital stock in a reclassification;

     - If there occurs a merger, consolidation, recapitalization or conveyance of all or substantially all of our assets.

  FRACTIONAL SHARES

     We will not issue any fractional shares of common stock upon the conversion of the Series E convertible preferred stock but rather will pay cash based on the then current market price per share of our common stock.

  COMMON STOCK PURCHASE WARRANTS

     As of August 31, 2002, we have outstanding common stock purchase warrants that entitle the holders to the right to purchase 17,154,405 shares of our common stock. These common stock purchase warrants have exercise prices ranging from $0.01 to $23.75. Common stock purchase warrants not exercised by their respective expiration dates will expire.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the common stock purchase warrants are subject to adjustment from time to time if we (A) subdivide shares of our common stock, (B) declare a dividend upon our common stock payable solely in shares of our common stock, (C) reclassify or change our common stock into different securities, or (D) make a distribution on our capital stock other than regular cash dividends.

  RESERVATION OF SHARES

     We have authorized, reserved and will keep available a sufficient number of shares of our common stock as will be issuable upon exercise of all outstanding common stock purchase warrants. Upon issuance, these shares of common stock will be duly and validly issued, fully paid and non-assessable, free of all preemptive rights and taxes.

  VOTING

     The holders of the common stock purchase warrants have no right to vote on matters submitted to shareholders and have no right to receive dividends.

  LISTING

     There is no public trading market for the common stock purchase warrants.

  FRACTIONAL SHARES

     We will not issue fractional shares of common stock upon exercise of the common stock purchase warrants but rather will pay the holder an amount in cash equal to the fair market value of any fractional interest.

  REGISTRATION RIGHTS

     We are obligated to register the resale of the common stock into which the common stock purchase warrants are exercisable provided more than one year has elapsed from the issuance of the relevant common stock purchase warrant. If we fail to make a filing with the SEC to register the underlying common stock within 30 days of the holder's request, the holder is entitled to receive from us in cash the difference between the exercise price and the average closing price of our common stock during the 30 calendar days immediately following the holder's request to register the common stock purchase warrants.

     In addition to the common stock purchase warrants described above, we have issued warrants for services rendered and in connection with financings. These warrants have the same characteristics as the common stock purchase warrants described above with respect to reservation of shares, voting, listing and fractional shares. The particular additional terms of these warrants are as follows:

AZIMUTH/CADMUS/NORTHLEA/VENTANA/CELL SOLUTIONS COMMON STOCK PURCHASE WARRANTS

     On February 7, 2001, we issued a warrant to Azimuth entitling Azimuth to purchase 1,000,000 shares of our common stock at an exercise price of $0.25 per share, subject to the antidilution adjustments described below. The Azimuth warrant expires February 7, 2006.

     On August 6, 2001, we issued warrants to Azimuth, Cadmus and Northlea Partners entitling the holders to purchase 250,000, 250,000 and 62,500 shares, respectively, of our common stock at an exercise price of $1.00 per share subject to the antidilution adjustments described below. These warrants expire August 6, 2006.

     On November 2, 2001 we issued a warrant to Ventana to purchase 1,750,000 shares of our common stock at an exercise price of $1.15 per share, subject to the antidilution adjustments described below. The Ventana warrant expires November 2, 2004.

     On October 11, 2001 we issued a warrant to Cell Solutions, LLC to purchase 172,120 shares of our common stock at an exercise price of $0.82 per share, subject to the antidilution adjustments described below. The Cell Solutions warrant expires October 11, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of these warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) pay a dividend or make a distribution of common stock or (B) subdivide or combine outstanding shares of our common stock;

     - If we issue or sell any shares of our common stock at a price per share less than the exercise price;

     - If we dividend or otherwise issue or sell any securities convertible into our common stock;

     - If we (A) merge or consolidate with another entity, (B) sell, lease or otherwise transfer all or substantially all of our property or assets or
       (C) effect a capital reorganization or recapitalization of our common stock.

BATHGATE WARRANTS

     On February 28, 2001, we issued warrants pursuant to a warrant agreement with Bathgate entitling the holders of those warrants to purchase an aggregate of 227,500 shares of our common stock at an exercise price of $1.20 per share subject to the antidilution adjustments described below. The Bathgate warrants expire February 28, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the Bathgate warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) pay a dividend or make a distribution to holders of our common stock, (B) subdivide or combine our outstanding shares of our common stock, or (C) issue by classification of our common stock other securities;

     - If we issue rights, options, warrants or convertible securities to all or substantially all holders of our common stock, without charge, entitling them to purchase common stock below the then current market value per share of common stock on the date of issuance;

     - If we distribute to holders of common stock all or substantially all evidences of indebtedness of assets or rights, options, warrants or convertible securities containing the right to purchase our common stock;

     - If we (A) consolidate or merge with another entity, or (B) sell or convey all or substantially all of our property or assets of the business. We may not merge or consolidate with another entity unless we make these adjustments.

     No adjustment to the Bathgate warrants will be made due to any dividends or distributions out of earnings or grants or exercises of currently authorized or outstanding options or issuance of shares under our benefit plans.

HOLLEB WARRANT

     On July 15, 1999, we issued a warrant to Holleb & Coff entitling Holleb to purchase 250,000 shares of our common stock at an exercise price of $0.33 per share. The Holleb warrant expires July 14, 2009.

TUCKER ANTHONY WARRANT

     On July 10, 2001, we issued a warrant to Tucker Anthony Incorporated entitling Tucker Anthony to purchase 150,000 shares of our common stock at an exercise price of $1.20 subject to the antidilution adjustments described below. The Tucker Anthony warrant expires July 10, 2006.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the Tucker Anthony warrant are subject to adjustment from time to time if we (A) declare a dividend on our outstanding common stock payable in shares of our capital stock; (B) subdivide or combine outstanding shares of our common stock into a greater or smaller number of shares; or (C) issue any shares of our capital stock by way of reclassification, including a merger or consolidation.

SCHWARTZ, COOPER, GREENBERGER & KRAUSS

     On February 13, 2002, we issued a warrant to Schwartz, Cooper, Greenberger & Krauss entitling Schwartz Cooper to purchase 750,000 shares of our common stock at an exercise price of $0.01 per share, anytime after February 13, 2003 subject to the antidilution adjustments described below. The Schwartz Cooper warrant expires February 12, 2012.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the Schwartz Cooper warrant is subject to adjustment from time to time if we (A) declare a dividend on our outstanding common stock payable in shares of our capital stock; (B) subdivide or combine outstanding shares of our common stock into a greater or smaller number of shares; (C) effect a stock split; (D) reclassify or recapitalize shares of our common stock; (E) consolidate or merge with another entity; or (F) sell or lease all or substantially all of our properties and assets.

  REGISTRATION RIGHTS

     We are obligated to register the resale of the common stock into which the Schwartz Cooper warrant is exercisable at any time after February 13, 2002 upon the demand of the holder or if we undertake to register any common stock for our own account or any other person.

BRIDGE FINANCING

     From March 2002 through June 2002, we raised $2,625,000 in bridge financing in which we issued 105 units, each consisting of a $25,000 convertible promissory note at 7% due December 31, 2002 and a common stock purchase warrant entitling the holder to the right to purchase 25,000 shares of our common stock for $0.25 per share. Each unit sold for $25,000. We also issued 22.4 units to NeoMed Innovations III LP based on an outstanding convertible promissory note dated May 15, 2000.

  BRIDGE WARRANT

     Each bridge warrant is exercisable into one share of our common stock at $0.25 per share for a period of five years.

  ADJUSTMENTS TO EXERCISE PRICE

     The exercise price and the number of shares of common stock issuable upon the exercise of the bridge warrants are subject to adjustment from time to time upon the occurrence of any of the following events:

     - If we (A) pay a dividend or make a distribution to our shareholders, (B) subdivide our common stock, (C) combine our common stock into a smaller number of shares, or (D) issue by classification of our common stock other securities;

     - If we issue any securities at a price per share less than the exercise price of the bridge warrants;

     - If we distribute evidences of our indebtedness or assets to all or substantially all of the holders of common stock;

     - If we consolidate or merge with another entity or sell or convey all or substantially all of our business or assets or property.

  BRIDGE PROMISSORY NOTE

     The bridge promissory notes, as amended, due December 31, 2002 bear interest at 7% per year and are convertible at any time at the option of the holder and automatically when we raise at least $7,000,000 in equity financing (including the conversion of the bridge promissory notes). The bridge promissory notes convert into one share of our common stock at a 25% discount to the price at which our common stock is trading at the time of conversion but not more than $1. In addition, for each four shares of common stock the bridge promissory notes are converted into, the holder receives one common stock purchase warrant which is exercisable for one share of our common stock at 150% of the conversion price of the bridge promissory notes.

CONVERTIBLE PROMISSORY NOTE

     We have issued a convertible promissory note to Monsun AS due July 31, 2002. The note is in default, but there are no default remedies in the note agreement. The promissory note is for the principal amount of $500,000. We also issued a warrant for 100,000 shares of our common stock with an exercise price of $0.60 per share and a warrant for 200,000 shares of our common stock with an exercise price of $.30 per share to Monsun in consideration of Monsun initially extending the due date of their note, and a second warrant for 200,000 shares with an exercise price of $0.70 per share in consideration of Monsun extending the note to July 31. If we prepay the promissory note, the holder, at its option, may elect to convert the promissory note, plus accrued interest, into shares of our common stock at the conversion rate of $1 per share. In addition, the number of shares of common stock the promissory note is convertible into is subject to adjustment from time to time if we (A) subdivide, combine or reclassify our common stock, or (B) exchange our common stock for securities or property of another company.

RICHARD DOMANIK WARRANT

     On May 30, 2002, we issued a warrant to Richard Domanik entitling him to purchase 51,483 shares of our common stock at an exercise price of $0.01 per share, any time after May 31, 2002. The Richard Domanik warrant expires May 31, 2007.

  REGISTRATION RIGHTS

     We are obligated to register the resale of the common stock into which the Richard Domanik warrant is exercisable upon the demand of the holder or if we undertake to register any common stock for our own account or any other person.

ROUND VALLEY CAPITAL, LLC WARRANT

     On September 4, 2002, we issued a warrant to Round Valley Capital, LLC entitling Round Valley Capital to purchase 681,818 shares of our common stock at an exercise price of $0.20 per share, any time after September 4, 2002. The Round Valley Capital warrant expires September 3, 2003. In lieu of additional cash fees requested by Round Valley Capital, the exercise price of the warrant is discounted from the current market price of our stock.

  REGISTRATION RIGHTS

     We are obligated to register the resale of the common stock into which the Round Valley Capital warrant is exercisable 30 days from the exercise date.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of our common stock is LaSalle Bank National Association, Chicago, Illinois.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon for us by Schiff Hardin & Waite, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Molecular Diagnostics, Inc. appearing in our Form 10-K, as amended, for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Molecular Diagnostics' ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file with the SEC in Washington, D.C. or at its regional offices located at:

      Public Reference Room             Midwest Regional Office
     450 Fifth Street, N.W.                 Citicorp Center
            Room 1024                   500 West Madison Street
     Washington, D.C. 20549                   Suite 1400
                                        Chicago, Illinois 60661

     You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically. The address of that site is: http://www.sec.gov.

     Our common stock is listed on the Over-the-Counter Bulletin Board and reports and proxy statements and other information about us can be inspected at the offices of The Nasdaq-Amex Stock Market, Inc., 1735 K Street, N.W., Washington, DC 20006-1500.

     We filed two registration statements on Form S-2 under the Securities Act with the SEC that registers the shares of our common stock offered by this prospectus. This prospectus constitutes a part of those registration statements but does not contain all the information presented in the registration statements and their exhibits. For more information we refer you to the registration statements, including the exhibits.

     The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference:

     - Annual Report on Form 10-K, as amended, for the year ended December 31, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

     - Current Report on Form 8-K dated January 22, 2002; and

     - Current Report on Form 8-K dated June 10, 2002.

     To receive at no cost a copy of the documents incorporated by reference in this prospectus, you may write or telephone us at the following:

                          Molecular Diagnostics, Inc.
                            414 North Orleans Street
                                   Suite 510
                            Chicago, Illinois 60610
                                 (312) 222-9550
                          Attention: Peter P. Gombrich

     We will not provide exhibits to documents unless they are specifically incorporated by reference. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                    DOCUMENTS DELIVERED WITH THIS PROSPECTUS

     We are delivering a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 with this prospectus.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our charter, bylaws or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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                               46,766,537 Shares

                          MOLECULAR DIAGNOSTICS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                                October 7, 2002

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